Exhibit 10.19

LEASE AGREEMENT

Between

400 COMMERCE BOULEVARD, LLC, Landlord

and

THE DONNA KARAN COMPANY LLC, Tenant

Prepared by:

Richard G. Berger, Esq.

c/o Russo Development, LLC

570 Commerce Boulevard

Carlstadt, New Jersey 07072

(201) 487-5657

LEASE AND SECURITY AGREEMENT

THIS AGREEMENT, made this __ day of November, 2011, By and Between:

400 COMMERCE BOULEVARD, LLC, C/O Russo Development, LLC, 570 Commerce Boulevard, Carlstadt, New Jersey 07072 (hereinafter referred to as the “Landlord”);

and

THE DONNA KARAN COMPANY LLC, 240 West 40th Street, New York, New York 10018, (hereinafter referred to as the “Tenant”).

W I T N E S S E T H:

That Landlord leases to Tenant, and Tenant takes from Landlord, the premises which consist of approximately 197,445 square feet, including approximately 23,615 square feet of office area, in Landlord’s building (the “Building”) comprising approximately 267,051 square feet located at 400 Commerce Boulevard, Carlstadt, New Jersey which area within the Building is more particularly depicted on Schedule “A” annexed hereto (hereinafter the “Demised Premises”), and the exclusive right to 125 parking spaces designated on Schedule “A.” The lot or parcel commonly known as 400 Commerce Boulevard, Carlstadt, New Jersey, the Building and all structures, fixtures, equipment and appurtenances now or hereafter located at the property in which the Demised Premises are located (other than any trade fixtures and equipment owned by Tenant) are hereinafter referred to as the “Landlord’s Premises.”

TO HAVE AND TO HOLD the Demised Premises for the term set forth at Article 1 of this Lease, subject to all of the terms, conditions, warranties, covenants and agreements set forth in this Lease Agreement.

IN CONSIDERATION OF THE FOREGOING, and of the mutual promises, agreements, conditions, covenants and terms herein set forth, the Landlord and the Tenant mutually covenant and agree as follows:

1.           Lease Term: After the existing Tenant has vacated Landlord will allow Tenant to access the Demised Premises to set up equipment and ready the Demised Premises for occupancy; provided and on the conditions that: (a) Tenant shall not delay or interfere with the completion of the Allowance Improvements by the Landlord in any material respect; and (b) prior to entering the Demised Premises the Tenant shall provide insurance coverage as required by this Lease. Landlord shall offer the existing tenant an early termination of its lease on December 31, 2011, instead of the normal expiration date of January 31, 2012. The term of this Lease (hereinafter the “Term”) shall commence on the earlier of: (a) Tenant taking occupancy of the Demised Premises for the conduct of business operations (provided that Tenant’s access pursuant to the first sentence hereof shall not constitute taking occupancy of the Demised Premises for the conduct of business operations); or (b) the later of: (i) May 1, 2012 (provided that Tenant is given access to the Demised Premised by January 1, 2012, or June 1, 2012 if Tenant is given access to the Demised Premises on February 1, 2012), or (ii) the date when Landlord achieves Substantial Completion of the Allowance Improvements (hereinafter the “Commencement Date”); provided that, if the Commencement Date has not occurred by May 1, 2012 (if Landlord is able to give Tenant access to the Demised Premised by January 1, 2012), or June 1, 2012 (if Landlord is able to give Tenant access to the Demised Premises on February 1, 2012), then Tenant shall be entitled to a credit equal to the difference between the fixed or base rent Tenant required to pay to its current landlords under two of Tenant’s existing leases in Carlstadt in the combined total amount of Four Thousand Two Hundred Fifty Dollars ($4,250.00) per day, less one (1) day of Fixed Rent under this Lease for each day from June 1, 2012 until the Commencement Date which shall be applied against the first installments of Fixed Rent payable after the Rent Commencement Date. The Term shall end on the date twelve (12) years after the Commencement Date, unless sooner terminated or extended (if applicable) as elsewhere provided in this Lease Agreement, a date which is estimated to be April 30, 2022 (hereinafter the “Termination Date”).

2.	Rent:

2.1          Fixed Rent: The Tenant hereby agrees to pay to the Landlord an annual base or fixed rental (hereinafter, “Fixed Rent”) throughout the full Term in the amounts set forth on Schedule “B” annexed hereto and incorporated herein by reference in cash or check, lawful money of the United States of America, in monthly installments, payable on the first day of each and every month, in advance, throughout the initial Term of twelve (12) years. Rent shall commence on the date (the “Rent Commencement Date”) which is thirty calendar days after the Commencement Date. If the Rent Commencement Date is before or after June 1, 2012, then Schedule B shall be revised and initialed by the parties to reflect the actual Rent Commencement Date. Fixed Rent for the first full month of the Term after the Rent Commencement Date shall be paid in advance on the date of execution of this Lease.

Fixed Rent, Supplemental and Additional Rent (which are sometimes collectively referred to herein as “Rent”) shall be paid at the office of the Landlord or at such other place as may hereafter be designated by the Landlord. Fixed Rent shall be paid to the Landlord without notice or demand and without deduction, set-off or other charge. If the Commencement Date or the Termination Date occurs on a day other than respectively, the first day or the last day of a calendar month, the Fixed Rent for the partial calendar month at the commencement or termination of the Term shall be prorated based upon the number of days in that month.

2.2          All monetary obligations of any and every nature, including, without limitation security deposit obligations, owed by the Tenant to the Landlord or to any affiliate of the Landlord who performs work or provides services for the Tenant at the Demised Premises, including without limitation, taxes, charges, costs, letters of credit or security deposits and expenses which the Tenant is required to pay to third parties or to reimburse to the Landlord hereunder, together with all interest and penalties that may accrue thereon in the event of the Tenant’s failure to timely pay such amounts, and all damages, costs and expenses which the Landlord may incur by reason of any default or failure on the Tenant’s part to comply with the terms of this Lease, shall be Rent (referred to herein as “Additional Rent”) and, in the event of nonpayment or nonperformance of Additional Rent obligations by the Tenant, the Landlord shall have all rights and remedies with respect thereto as the Landlord has for the nonpayment of Rent.

2.3          Any sums due the Tenant from the Landlord under any of the provisions of this Lease, or arising from or out of the Landlord’s failure to comply with, or perform any of the terms of this Lease, shall in all cases be enforced by Tenant by means other than deduction from Rent, and the attempt by Tenant to deduct all or any part of the Rent due, without prior court adjudication, shall constitute a breach of this Lease. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed, Supplemental or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest Rent or Rents then due and payable.

5

2.4          Tenant hereby acknowledges that late payment by Tenant to Landlord of Fixed Rent, Supplemental Rent, and/or Additional Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by terms of any mortgage or trust deed covering the Landlord’s Premises. Accordingly, if any installment of Rent t or sum due from Tenant, under this or any other agreement between Landlord and Tenant, shall not be received by Landlord or Landlord’s designee from Tenant when that said amount is due, then Tenant shall pay to Landlord a late charge equal to five (5%) percent of the amount past due, plus any reasonable attorneys’ fees and expenses of every nature incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charge when due hereunder. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Notwithstanding the foregoing, Landlord shall waive the assessment of any such late charge against Tenant one time in each consecutive twelve (12) month period (commencing on the Commencement Date) during the Term as long as with respect to any such late payment Tenant cures the failure to pay thereof within five (5) days after receipt of notice from Landlord with respect to same. Acceptance of such late charge by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Any late payment of Fixed Rent, Supplemental Rent or Additional Rent not accompanied by such late charge may, at Landlord’s option be returned to Tenant and treated as if not made at all, or else, by written notice, the unpaid late charge may be added to the next month’s Fixed Rent. If checks issued by Tenant shall be dishonored it shall be deemed late payment and a late charge shall apply, and if checks are dishonored on two (2) or more occasions within any six (6) consecutive-month period, Landlord may require, by giving written notice to Tenant that all future Rent payments are to be made by cash, cashier’s check, electronic funds transfer or money order, and that the tender of Tenant’s personal or corporate check will no longer be accepted and shall not constitute payment of Rent. Any acceptance of personal or corporate check thereafter by Landlord shall not be construed as a subsequent waiver of said right, except as to the check so accepted.

2.5.         If Tenant tenders any payment to Landlord by check, same shall be the check of Tenant. Landlord shall not be required to accept the check of any other entity other than the Tenant. Any check received by Landlord shall be deemed received subject to collection. If any check is mailed by Tenant, Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant assumes all risk of lateness or failure of delivery of the mails, and no lateness or failure of the mails will excuse Tenant from its obligation to have made the payment in question when required under this Lease Agreement.

2.6.         No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be effective to create an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

2.7.         If Tenant is in arrears in payment of Rent, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items to which any such payments shall be credited.

6

3.	Supplemental Rent:

3.1          The parties recognize that this is a “triple-net” lease and Tenant shall be fully responsible to pay as Supplemental Rent its Proportionate Share (as herein defined) of all reasonable costs, charges, maintenance, and operational expenses associated with the Landlord’s Premises, except those specifically allocated to Landlord under Article 5 of this Lease. Therefore, and without limitation, commencing at the Commencement Date, Tenant shall pay to Landlord Seventy-Three and 94/100 percent (73.94%) (“Tenant’s Proportionate Share”) of the total costs of the following items (which payments from Tenant are hereinafter referred to as “Supplemental Rent”):

A.           All real estate taxes, impositions and special assessments of every nature imposed by any governmental authority on the Landlord’s Premises during the Term, including land, building, and improvements thereon, but excluding any interest fines or penalties for late payment or non payment. Said real estate taxes shall include all real estate taxes and assessments that are levied upon and/or assessed against the Landlord’s Premises, including any taxes which may be levied on Rents, except that as to assessments, Landlord shall elect to pay same over the longest period permitted by law and only the installment’s payable during the Term, including interest, shall be added into Tenant’s calculation. Landlord may file an appeal of the real estate taxes applicable to Landlord’s Premises when it determines in Landlord’s reasonable discretion that the fair market value of the Landlord’s Premises is such that a tax appeal will likely reduce the equalized assessed value of the Landlord’s Premises by at least fifteen (15%) percent and it is otherwise appropriate to appeal. In addition, Landlord shall not unreasonably withhold consent to a request by Tenant that Landlord institute an appeal of real estate taxes applicable to the Landlord’s Premises if Tenant timely makes a request and provides Landlord with an appraisal from a licensed, MAI appraiser in New Jersey or other evidence reasonably satisfactory to Landlord that demonstrates that a tax appeal will likely reduce the equalized assessed value of the Landlord’s Premises by at least fifteen (15%) percent. If a real estate tax appeal is filed respecting the Landlord’s Premises, Tenant shall reimburse Landlord for Tenant’s Proportionate Share of Landlord’s reasonable costs incurred in appealing taxes and/or assessments on Landlord’s Premises, including reasonable legal fees, expert witness fees and other proper reasonable costs, but Tenant will not be liable to pay a reimbursement in excess of any actual tax savings received by Tenant from such an appeal. If any such appeal is successful, Tenant’s Proportionate Share of any recovery applicable to the Term net of such reasonable expenses shall be credited to Tenant’s future obligation for Supplemental Rent hereunder (or, if such credits are less than the Tenant’s Proportionate Share of the recovery applicable to the Term, then such excess shall be paid to Tenant within thirty (30) days after receipt of the refund by the Landlord).

B.           All premiums for all policies of insurance maintained from time to time by the Landlord with respect to the Landlord’s Premises, including:

(i)          Insurance against loss or damage to the Landlord’s Premises by fire, casualty, windstorm, tornado and hail and against loss and damage by such other, further and additional risks as may be now or hereafter embraced by an “all-risk,” or “property damage - special form,” or equivalent form of policy of insurance with extended coverage, including, without limitation terrorism coverage. The amount of such insurance shall be not less than one hundred percent (100%) of the full replacement cost (insurable value) of the insurable improvements at the Landlord’s Premises. The determination of the replacement cost amount and the deductible amount shall be reasonably determined by the Landlord or as stipulated by the Landlord’s mortgage lender. Each policy may at Landlord’s option contain inflation guard coverage insuring that the policy limit will be increased over time to reflect the effect of inflation. This insurance shall (x) name only Landlord and Landlord’s mortgagees, if any, as their respective interests may appear; (y) provide that no act of Tenant shall impede the right of Landlord or Landlord’s mortgagees, if any, to receive and collect the insurance proceeds; and (z) provide that the right of Landlord and Landlord’s mortgagees, if any, to the insurance

7

proceeds shall not be diminished because of any insurance carried by Tenant for Tenant’s own account. Tenant acknowledges that it has no right to receive any proceeds from such insurance policy.

(ii)         Comprehensive General Liability Insurance against claims for personal injury, bodily injury, death and property damage occurring on, in or about the Landlord’s Premises in amounts not less than $5,000,000.00 per occurrence and $5,000,000.00 in the aggregate. Landlord hereby retains the right to periodically review the amount of said liability insurance being maintained and to increase the amount of liability insurance in an amount consistent with prevailing practices for similar tenancies in the geographic area of Landlord’s Premises when Landlord deems an increase to be reasonably prudent under then existing circumstances.

(iii)        If any portion of the building or improvements on Landlord’s Premises or are situated in an area now or subsequently designated by the Federal Emergency Management Agency (“FEMA”) as a special flood hazard area (such as Zone A, or Zone V), flood insurance in an amount equal to the lesser of: (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis; or (ii) the maximum insurance available under the appropriate National Flood Insurance Administration program. The maximum deductible shall be $1,000.00 per building or, at Landlord’s option, a higher minimum amount consistent with requirements of FEMA or other applicable law.

(iv)        During the period of any construction, renovation or alteration of the exterior portions of the common areas of the Landlord’s Premises a completed value, “All Risk” Builder’s Risk form, or “Course of Construction” insurance policy in non-reporting form with replacement cost and no co-insurance, in an amount reasonably determined by the Landlord.

(v)         Business income (loss of rents) insurance in amounts sufficient to compensate Landlord for all Rent and reimbursements generated from Landlord’s Premises during a period of eighteen (18) months.

(vi)        Such other insurance respecting this Lease and/or the Landlord’s Premises or any replacements, substitutions, or additions thereto as may from time to time be reasonably required by Landlord against other insurable hazards, casualties or matters which at the time are commonly insured against in the case of property similarly situated.

Landlord may in its sole discretion, but shall not be obligated to, adopt a plan of self-insurance, providing and on the condition that such insurance must in all cases be fully funded by cash escrows or letters of credit established by the Landlord for the full amount of any self insured retention and shall utilize excess or umbrella policies of insurance for coverage amounts over the self insured retention, In such case, Tenant shall pay its Proportionate Share of all premium costs for any excess insurance or umbrella policies, and of all associated expenses, including the costs and bank fees for letters of credit, but Tenant shall not be required to contribute to the principal cash escrow in the amount of the self insured retention, which shall be the responsibility of Landlord. In the event of, and to the extent that Landlord self-insures as aforesaid, the costs and premiums payable by Tenant shall be the premiums quoted to Landlord for substantially identical coverage to that being self-insured except that Tenant shall have the right at any time to obtain and submit to Landlord a quotation for insurance in compliance with this Lease and identical in coverage amounts to that which is then being self-insured and if the quotation obtained by Tenant is less and Landlord does not accept that insurance as a replacement, then said lesser figure shall be the basis for Tenant’s Proportionate Share contribution.

C.           All costs incurred by Landlord in good faith and in its commercially reasonable discretion to operate, maintain, repair and replace improvements, common areas, parking lots, sidewalks, canopies, driveways, hallways and utility rooms, lines and facilities and other areas or things benefiting, in common, the tenants of the Landlord’s Premises including, without limitation, the Landlord’s Power Generation System and all related improvements which increase the energy efficiency of the Landlord’s Premises (solar, wind, geothermal and the like) and which reduce the

8

carbon footprint of the Landlord’s Premises (energy efficient systems, water conservation systems and the like). Said costs shall include, without limitation, all of Landlord’s repair and operational obligations except as may be expressly payable solely by Landlord under this Lease. Said costs include the private assessment for the improvement made by Landlord to Commerce Boulevard and Central Boulevard in 2003 assessed against all properties owned by Landlord which is in the amount of $730.00 per annum for the Landlord’s Premises and continues through December 1, 2013, at which time the said private assessment shall be satisfied and shall terminate. There shall also be included any parking charges, utilities surcharges, sewer and water charges, COAH/affordable housing development fees or assessments applicable to the Landlord’s Premises and all other fees, costs and charges levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority in connection with use, operation, development, repair, alteration or occupancy of the Landlord’s Premises or the parking facilities serving the Landlord’s Premises.

Notwithstanding the foregoing, as to any replacement or improvement which would constitute a capital item under generally accepted accounting principles in the United States, Tenant shall be responsible to pay Tenant’s Proportionate Share of that portion of the cost based upon the proportion between the useful life of the improvements (UL) and the remaining term of the lease (RT), utilizing the following formula: (total cost x RT)/UL. For the replacement items specifically listed in the table below, the reimbursable share of the total cost for the replacement to which Tenant shall be obligated to contribute its Proportionate Share shall be based upon a proration of the useful life of each replacement (“UL”) and the remaining portion of the Term of this Lease (“RT”).

No.	Replacement item	Useful life, in years (“UL”)
1.	Roof	15
2.	HVAC units	10
3.	Pavement for parking and loading areas	10
4.	Waterproofing or painting of exterior walls	5
5.	Loading doors	7
6.	Dock levelors	7
7.	Unit heaters	10
8.	Curbs and sidewalks	10
9.	Egress stairs	10

For all other replacement items not specifically mentioned in the above table, the useful life shall be deemed to be ten (10) years. Notwithstanding the foregoing, Tenant shall pay to Landlord the Tenant’s Proportionate Share of the entire cost of any replacement item which amounts to less than One Thousand and 00/100 ($1,000.00) Dollars.

3.2          At or about the Commencement Date Landlord shall submit to Tenant a statement of the anticipated monthly Supplemental Rent for the period between such Commencement Date and the following January determined by Landlord in good faith and in its commercially reasonable discretion and Tenant shall pay this Supplemental Rent on the first day of each consecutive month concurrently with the payment of the Fixed Rent commencing on the Rent Commencement Date. Tenant shall continue to make said monthly payments until notified by Landlord of a change thereof. By March 1 of each year Landlord shall give Tenant a statement showing the total Supplemental Rent for the Landlord’s Premises for the prior calendar year, prorated from the Rent Commencement Date. In the event the total of the monthly payments which Tenant has made for the

9

prior calendar year be less than the Tenant’s actual share of such Supplemental Rent, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such statement from Landlord and shall concurrently pay the difference between the total previous monthly payments made in the then calendar year and the total of monthly payments calculated as Supplemental Rent based on the prior year’s experience. Any overpayment by Tenant shall be credited towards the Rent next coming due. The actual Supplemental Rent for the prior year with anticipated cost increases or decreases in the coming year as reasonably determined by Landlord shall be used for purposes of calculating the anticipated monthly Supplemental Rent for the then current year with actual determination of such Supplemental Rent after each calendar year as above provided. In any year in which resurfacing of any parking area is contemplated Landlord shall be permitted to include the full anticipated cost of same as part of the estimated increased costs for calculating the anticipated monthly Supplemental Rent for the then current year. Even though the term has expired and Tenant has vacated the Demised Premises, when the final determination is made of Tenant’s share of said Supplemental Rent for the year in which this Lease terminates, Tenant shall within ten (10) calendar days pay any increase due over the estimated Supplemental Rent previously paid and, conversely, any overpayment made shall be rebated by Landlord to Tenant within ten (10) calendar days, and this provision shall survive termination for said purpose. Delay or Failure of Landlord to submit statements as called for herein shall not be deemed to be a waiver of Tenant’s obligation to pay all sums as herein provided. Tenant shall have the right to audit Supplemental Rent expenses within not more than six (6) calendar months after service of a reconciliation statement and in the event Tenant’s audit reveals that Tenant overpaid by more than 4%, Landlord shall reimburse Tenant for its reasonable and actual audit costs. If Tenant fails to exercise its audit right within six (6) calendar months after service of a reconciliation statement, Tenant shall be conclusively deemed to have accepted the billed amounts as full and correct and shall be barred from thereafter asserting any inaccuracy or claim for credits or refunds as only that particular year covered by the reconciliation statement. In the event Landlord does not serve upon Tenant a reconciliation statement showing the total Supplemental Rent for the Landlord’s Premises for the prior calendar year within twelve (12) calendar months after the end of the preceding calendar year: (a) Landlord shall be conclusively be deemed to have accepted the estimated payments for that calendar year as full and correct and shall be barred from thereafter serving a reconciliation statement or asserting any inaccuracy or deficit between the estimated and billed Supplemental Rent as to only that particular year for which no reconciliation statement was timely served; and (b) unless Landlord serves a reconciliation statement upon Tenant within thirty (30) calendar days after a demand by Tenant served during or after the twelfth (12th) calendar month after the close of the year in question, the Landlord shall be deemed to have served a reconciliation statement affirming that no adjustments are due to the Supplemental Rent paid for the preceding year, and to audit same with the same rights as if a reconciliation statement had been properly and timely submitted by the Landlord.

3.3          Notwithstanding anything to the contrary set forth herein, Supplemental Rent shall in no event include any of the following:

(a)          the original construction costs of the Building and improvements to Landlord’s Premises prior to the Commencement Date, or the Allowance improvements, or Landlord’s Power Generation Systems installed by Landlord pursuant to Section 6.4 through 6.12 cost of this Lease;

(b)          principal and interest payments of mortgage debts or other loan obligations of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Landlord’s Premises;

(c)          depreciation and amortization (except as set forth herein);

10

(d)          advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing the Building;

(e)          taxes to be paid directly by Tenant, whether or not actually paid, provided and on the condition that non-payment of such taxes does not create a lien or encumbrance against the Landlord’s Premises or against the Tenant improvements that become the property of the Landlord upon expiration or termination of this Lease;

(f)           salaries, wages, benefits and other compensation paid to officers and employees of Landlord, or management fees paid, for the management of the Landlord’s Premises;

(g)          general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(h)          costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers, prospective future tenants or mortgagees of the Building;

(i)           costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors of the terms and conditions of any legal requirements which are not the obligation of Tenant under this Lease;

(j)           penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of taxes required to be made by Landlord hereunder before delinquency unless caused by a failure of the Tenant to timely pay Rent due to Landlord under this Lease in full;

(k)          costs incurred in the sale or refinancing of the Building;

(l)           income taxes of Landlord or the owner of any interest in the Landlord’s Premises, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against Landlord, the Landlord’s Premises or any portion thereof or interest therein, except taxes imposed in lieu of real estate taxes;

(m)         The cost of any items for which Landlord is reimbursed by insurance or through warranties and the like;

(n)          Any costs for goods and/or services representing an amount paid to any person, firm, corporation or other entity related to Landlord which is in excess of the fair market value of such goods and/or services; and

(o)          Costs necessitated by or resulting from the negligence or willful misconduct of Landlord, its vendors, agents, employees and/or independent contractors.

4.	Repairs, Maintenance Security and Surrender Obligations of Tenant:

4.1          The Tenant has examined the Demised Premises and has entered into this Lease without any representation on the part of the Landlord as to the present or future condition thereof, except as may be expressly set forth in this Lease, and accepts the Demised Premises in “as is”, present condition subject to completion of the Allowance Improvements in accordance with the terms hereof.

4.2          The Tenant shall, at all times during the term of this Lease or any renewals thereof, at its sole expense, put and maintain in thorough repair and in good and safe condition, and shall make all necessary repairs, replacements, renewals, alterations, ordinary and extraordinary, to the Demised Premises and its equipment, appurtenances, pipes (servicing exclusively the Demised Premises),, plumbing systems (servicing exclusively the Demised Premises), HVAC systems (servicing exclusively the Demised Premises), electrical systems (servicing exclusively the Demised Premises, but excluding the Landlord’s Power Generation Systems ), interior finishes,

11

interior partitions, ceilings, window glass, fixtures, and all other appliances and appurtenances belonging thereto, however the necessity or desirability for repairs may occur, and whether or not necessitated by wear, tear, obsolescence, or defects, latent or otherwise. The Landlord shall contract for and keep in effect throughout the Term maintenance contracts on the HVAC systems and the loading dock equipment (including doors and levelers) exclusively servicing the Demised Premises and all servicing and repairs shall be at the sole cost and expense of the Tenant , which shall be reimbursed to Landlord as Supplemental Rent. Notwithstanding the foregoing the Landlord shall be solely responsible at its own cost and expense without reimbursement from Tenant through Supplemental Rent for the cost of repairing any latent defects in the floor slab within the Demised Premises, within the roof and roof system of the Building and within the structural walls and elements of the Building, and for other repairs necessitated by the breach of this Lease or the negligence of Landlord, its employees, agents or contractors.

4.3          All repairs and replacements by Tenant shall be in quality and class at least equal to the original work. On default of the Tenant in making such repairs or replacements after notice and the lapse of the applicable grace period (except in an emergency), the Landlord may, but shall not be required to, make such repairs and replacements for the Tenant’s account, and the expense thereof shall constitute and be collectible as Additional Rent, payable upon demand.

4.4          The Tenant shall maintain all portions of the Landlord’s Premises in a clean and orderly condition free of dirt, rubbish, and unlawful obstructions, in each case resulting from Tenant’s activities or those of its sublessees, contractors, agents and invitees.

4.5          The Landlord shall not be required to furnish any services or facilities or to make any repair or alteration in or to the Demised Premises, except as expressly set forth in this Lease. The Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance, security and management of the Demised Premises.

4.6          As between Landlord and Tenant, Tenant shall be solely responsible to monitor security conditions affecting the use of Landlord’s Premises by Tenant, its employees, agents, contractors, subtenants and invitees (but not by anyone other than Tenant, its employees, agents, contractors, subtenants and invitees) and to provide all necessary security to the extent there is a legal obligation to do so, to secure such persons or their property against negligent or criminal acts and/or omissions of third parties, and Tenant shall indemnify, defend and hold the Landlord harmless from all claims concerning such matters, including, without limitation, reasonable counsel fees and litigation expenses incurred by Landlord to defend such claims, unless resulting from the negligence or misconduct of Landlord or its employees, agents or contractors. Nothing in this section shall impose any obligation upon Tenant to third persons which is not imposed under applicable law without reference to this Lease and no third party shall be construed as a third party beneficiary of this provision of this Lease.

4.7          In case any dispute shall arise at any time between the Landlord and the Tenant as to the standard of care and maintenance of the Landlord’s Premises, such dispute shall be determined by arbitration before a licensed architect mutually agreed upon by Landlord and Tenant; provided that if the requirement for making repairs or replacements is imposed by any governmental authority or the holder of any mortgage to which this Lease is subordinate, then such requirement for repairs or replacements shall be complied with by the Tenant and shall not be considered an arbitratable dispute. The Tenant, however, shall have the right to dispute or contest the validity, application, or reasonableness of any such governmental requirement so long as Tenant pays or bonds against any fine or lien such that no fine or lien is imposed against the Landlord or Landlord’s Premises, and the Landlord shall afford to the Tenant reasonable cooperation in this connection.

4.8          Tenant shall be solely responsible to inspect the Demised Premises and all other portions of Landlord’s Premises used by Tenant and to immediately upon becoming aware

12

thereof provide written notice to Landlord of any defective or unsafe condition which Landlord may be obligated to repair, maintain or correct.

4.9          Upon any termination of the Term, irrespective of the cause, the Tenant shall timely vacate the Demised Premises, in good order and condition, reasonable wear and tear and damage by casualty and other matters for which Tenant is not liable hereunder excepted, with all structures, improvements including, without limitation mechanical, electrical, plumbing, HVAC, and other building systems in good working order, reasonable wear and tear and damage by casualty and other matters for which Tenant is not liable hereunder excepted, free of defects or conditions arising from deferred maintenance, in vacant, broom clean condition, and in compliance with the provisions of Sections 9.1 and 9.2 and Schedule “D” annexed hereto. The phrase “reasonable wear and tear” as used in this Lease shall mean conditions caused by the age and use of the specified items provided same are regularly maintained , repaired or replaced in the manner required by Section 4.2 of this Lease. The Demised Premises when returned to Landlord at the end of the Term shall be a first class warehouse office facility with all fixtures in good working order, reasonable wear and tear and damage by casualty and other matters for which Tenant is not liable hereunder excepted, with the exclusion of Tenant’s trade fixtures, which shall be removed at Tenant’s sole cost and expense without damage, injury or waste to the Demised Premises or the Landlord’s Premises (unless repaired by Tenant in the manner required by Section 4.2 prior to the Termination Date when possession shall be returned to Landlord). Notwithstanding any contrary interpretation under common law, the term “trade fixtures” for all purposes in this Lease shall not apply to alterations, additions or improvements to the HVAC, plumbing or electrical systems at Landlord’s Premises, nor to any other alterations, additions or improvements which are necessary for the occupancy of the Landlord’s Premises, and all such alterations, additions and improvements shall be treated as alterations or improvements to the Demised Premises and the disposition of same at the end of the Term shall be controlled by the provisions of Section 9.1 of this Lease. Any racking systems and material handling equipment which Tenant may acquire from the prior tenant of the Demised Premises shall be Tenant’s trade fixtures and shall be removed from the Demised Premises at Tenant’s sole cost and expense without damage, injury or waste to the Landlord’s Premises or any improvements thereon at the end of the Term (unless repaired by Tenant).

5.	Repairs and Maintenance Obligations of Landlord:

5.1          Except as otherwise provided in Section 5.2, as a common area charge to which Tenant shall contribute its Proportionate Share in accordance with Section 3.1(C) of this Lease, the Landlord shall make all repairs, replacements, alterations or renewals and perform all maintenance to all exterior walls, structural steel, the roof, landscaped areas, parking and loading areas, common areas, sidewalks and curbs, exterior stairs for ingress and egress, site drainage facilities, HVAC systems (other than HVAC systems servicing a single tenant, which are the responsibility of the Tenant as provided in Section 4.2), dock seals and/or dock shelters, dock levelers, loading doors, and all other portions of Landlord’s Premises not specifically listed in Article 4 as the exclusive responsibility of Tenant. Landlord shall also perform snow and ice removal from parking, loading, and sidewalk areas as a common area charge as to which Tenant shall contribute its Proportionate Share in accordance with Section 3.1(C). Any repairs to the foregoing areas resulting from the negligence or wrongful act or omission of Tenant or its agents, employees, contractors, subtenants and/or invitees shall be at the sole cost of the Tenant and shall be Additional Rent. At Landlord’s option, routine maintenance for which Tenant shall reimburse Landlord Tenant’s Proportionate Share may include, without limitation, all items noted in Schedule “C” annexed hereto and made a part hereof. Notwithstanding anything to the contrary Landlord shall be responsible at Landlord’s sole cost and expense, without contribution from Tenant, to maintain the Landlord’s Power Generation Systems servicing the Landlord’s Premises.

13

5.2          Notwithstanding anything to the contrary Landlord shall at its sole cost and expense, without reimbursement from Tenant as an element of Supplemental Rent, repair and correct any latent defects in the floor slab within the Demised Premises, in the roof and roof system of the Building and in the structural walls and structural steel and other structural elements of the Building.

5.3          Landlord shall not be liable for any failure to make such repairs or to perform any maintenance except if the Landlord fails after written notice from Tenant to remedy a default within the time provided under Section 13.1 and Tenant expressly waives and releases any claims of injury to or interference with Tenant's business arising from the making of, or failure to make, any repairs, alterations or improvements in or to any portion of the Landlord's Premises or the Demised Premises or in or to fixtures, appurtenances and equipment therein. Notwithstanding the foregoing sentence, if Landlord's default materially and adversely impairs the Tenant’s use of the Demised Premises (such being a "Material Impairment Condition"), Tenant may serve written notice upon the Landlord of such Material Impairment Condition. Landlord shall have one (1) business day to commence necessary repairs and thereafter shall be obligated to diligently prosecute such repairs to a conclusion. If Landlord defaults in its obligation, Tenant shall have the self-help rights afforded under Section 13.1. Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, steam, gas, electricity, water or rain which may leak from any part of the Landlord’s Premises or from the pipes, appliances or plumbing works therein or from the roof, street or subsurfaces or from any other place resulting from dampness or any other cause whatsoever, unless caused by or due to the negligence or intentional misconduct of Landlord, its agents, servants or employees. Landlord or its agents shall not be liable for interference with the light, air, or for any latent defect in the Landlord’s Premises.

5.4          The Landlord agrees that as of the Commencement Date the Demised Premises shall be delivered to the Tenant in clean and first class condition with all essential systems in good working order and with all of the Allowance Improvements Substantially Completed, as provided at Article 40 of this Lease. After the Substantial Completion Date, as defined in Article 40 of this Lease, Landlord shall within a reasonable time finish any punch list items respecting Landlord’s improvements which remain outstanding.

6.	Utilities and Personal Property Taxes:

6.1          Tenant shall timely pay directly to all utility suppliers the cost for all water, gas, heat, light, power, sewer charges, telephone service, fire alarm monitoring and all other services and utilities supplied to the Demised Premises, including without limitation hook-up and installation fees or charges, together with any taxes thereon, and all required escrows. If any utilities are not separately metered, Tenant shall reimburse the Landlord for its Proportionate Share of the utility costs. All such obligations shall be Additional Rent and in the event Tenant fails to make such payments, Landlord shall have the remedies available for non-payment of Additional Rent.

6.2          In the event the Demised Premises are connected to public utilities by means of lines passing through the Landlord’s Premises outside the Demised Premises, it shall be the Landlord’s responsibility to maintain said lines as a Tenant common area expense to which Tenant shall contribute its Proportionate Share under Section 3(C) of this Lease, provided however that Landlord’s responsibility shall not extend further than to repair any breaks or obstructions in said lines with reasonable dispatch after being advised of same, and to refrain from any negligent action to cause any such break or obstruction. Tenant’s repair responsibility in respect to any such lines shall be limited to their entry into the Demised Premises, provided however Tenant shall pay Tenant’s Proportionate Share of the cost of any exterior repairs performed by Landlord. In no event shall Landlord be responsible for any interruption of service of any utility to the Demised Premises

14

occurring by reason of any act or condition not caused by Landlord’s (or its employees’, agents’ or contractors’) negligence or willful misconduct, and there shall be no abatement of any payments due from Tenant to Landlord hereunder by reason of any such interruption; provided that, in the case of a “Material Impairment Condition” the Tenant shall have the rights granted under Section 5.3 and Section 13.1 of this Lease.

6.3          Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon all Tenant’s leasehold improvements, equipment, furniture, fixtures, and any other personal property located in the Demised Premises. In the event any or all of the Tenant’s leasehold improvements, equipment, furniture, fixtures and other personal property shall be assessed and taxed with the Landlord’s Premises, Tenant shall pay to Landlord such taxes applicable to Tenant’s property within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.

7.	Tenant Responsible for Damage to Glass or Other Property:

7.1          Without limiting the scope of Article 4 of this Lease in case of the destruction of or any damage to the glass in the Demised Premises, or the destruction of or damage of any kind whatsoever to the Demised Premises, the Tenant shall repair the said damage or replace or restore any destroyed parts of the Demised Premises, as provided in Section 4.2 (subject to repairs and restoration that are the Landlord’s responsibility pursuant to Articles 4, 5 and 19), and shall be entitled to reimbursement of costs from any insurance proceeds paid and collected for such damage or loss.

8.	Use of Demised Premises:

8.1          The Demised Premises shall be used and occupied only as a warehouse/ and office facility (with incidental related uses) and for no other use or purpose without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Tenant shall not use or permit the use of the Demised Premises or any part thereof in any way which would violate any certificate of occupancy for the Demised Premises, or any of the covenants, agreements, terms, provisions and conditions of this Lease or for any unlawful purposes, or in any unlawful manner and Tenant shall not suffer or permit the Demised Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in the Demised Premises which, in the reasonable judgment of Landlord, shall in any way impair or interfere with the proper and economic heating, cleaning, air conditioning or other servicing of the Landlord’s Premises, or impair or interfere with the use of any of the other areas of the Landlord’s Premises; provided that, in no event shall the foregoing prevent tenant from using the Demised Premises as a warehouse/ and office facility.

8.2          If any governmental license or permit, including, without limitation, a certificate of occupancy shall be required for the proper and lawful conduct of Tenant’s business or other activity carried on in the Demised Premises, and if the failure to secure such license or permit would, in any way, affect Landlord, Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Landlord. Tenant, at Tenant’s expense, shall, at all times, comply with the terms and conditions of each such license or permit. Landlord shall obtain and deliver to Tenant an Occupancy Certification and Certificate of Occupancy respectively from the New Jersey Meadowlands Commission and the Borough of Carlstadt at the Commencement Date and thereafter, if a further Certificate of Occupancy or Occupancy Certification is required due to alterations or work at the Demised Premises by Tenant (other than the Allowance Work for which Landlord shall obtain all required Licneses, permits and certificates), the Landlord will provide reasonable assistance to the Tenant in obtaining such a Certificate of Occupancy or Occupancy Certification with Tenant to pay the governmental fee.

15

8.3          Tenant shall not do, nor permit to be done, anything in connection with its occupancy of the Demised Premises which will cause a cancellation or non-renewal of any insurance policy covering said Landlord’s Premises, or otherwise render Landlord’s Premises uninsurable.

8.4          Tenant shall not permit injury to the Demised Premises or to the Landlord’s Premises outside the Demised Premises by any action such as (1) Concentrating loads on floors, roofs or any other area beyond their capacity, (2) Depositing, or permitting the deposit of any item or substance into storm or sanitary sewer lines which might obstruct or damage same, (3) Discharging excessive quantities of water or any quality of effluent which might overtax or damage the sewer system or plant serving the Landlord’s Premises, (4) Making or permitting any installation or hole in any roof, exterior walls, floor, or outside area, without prior written permission from Landlord, (5) Producing any vibration liable to damage or weaken the structure of the Demised Premises or of the Landlord’s Premises or to undermine the ground supporting same.

8.5          Tenant shall not use or allow the Demised Premises to be used for any, unlawful purpose; nor shall Tenant cause, maintain or permit any nuisance in, on or about the Demised Premises; nor shall Tenant take actions which shall impair or cause revocation of any tax credits or abatements now or hereafter in effect for the Landlord’s Premises.

8.6          Tenant shall not commit or allow to be committed any physical waste in or upon the Demised Premises.

8.7          Tenant shall not use the Demised Premises or permit anything to be done in or about the Demised Premises, which will in any way conflict with any applicable law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all applicable laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar bodies now or hereafter constituted relating to or effecting the condition, use or occupancy of the Demised Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between the Landlord and Tenant.

8.8          Tenant warrants and guarantees that its North American Industry Classification Number (NAICS) is 493110, that the Tenant shall not use or permit the Demised Premises to be used as an Industrial Establishment as defined by the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. or any rules and regulations promulgated thereunder (collectively, “ISRA”), and that no explosive or highly flammable materials shall be stored, used, generated or disposed of at the Demised Premises.

8.9          Tenant warrants and guarantees that it is not now, and shall not be at any time throughout the Term, an entity with which a citizen of the United States is prohibited from transacting business by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), including, without limitation, the executive orders and/or lists published by OFAC. Tenant is and throughout the Term shall remain in compliance with all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act of 1970, as amended, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by OFAC, or laws relating to prevention and detection of money laundering, 18 U.S.C. Sections 1956 and 1957.

16

8.10        Tenant shall not use, nor have access to the roof of the Demised Premises without Landlord’s prior consent in each instance, which consent may be withheld by Landlord in its sole and absolute discretion.

8.11        Landlord represents and warrants that (a) the use and occupancy of the Demised Premises for the uses permitted hereunder does not conflict with any law, statute, ordinance or governmental rule or regulation now in force or any easements, covenants, restrictions, agreements or encumbrances affecting title to the Demised Premises, (b) a permanent certificate of occupancy for the Demised Premises as they will exist on the Commencement Date is, or prior to the Commencement Date will be, in force and will not be violated by the use and occupancy of the Demised Premises for the uses permitted hereunder, (c) all other licenses and permits required for Tenant’s use and occupancy of the Demised Premises (other than any license or permit required for the conduct of Tenant’s particular business) is, or prior to the Commencement Date will be, in force and will not be violated by the use and occupancy of the Demised Premises for the uses permitted hereunder, and (d) on the Commencement Date, the heating, ventilating, air condition, plumbing, electrical, mechanical and other systems serving the Demised Premises will be in good working order, repair and condition, and the roof will be free of leaks.

9.	Alterations and improvements:

9.1          Tenant shall not make any alterations, decorations, additions or improvements, in or to the Demised Premises without first obtaining Landlord’s written consent thereto, which consent may be arbitrarily withheld with respect to any proposed structural alterations or additions, but shall not be unreasonably withheld as to other alterations or additions; provided that no consent shall be required for purely decorative alterations, or other non-structural alterations which do not affect any building systems costing, in the aggregate, less than $200,000 provided that for any non-structural alterations or improvements not affecting any building systems having a value in the aggregate of more than $50,000 Tenant shall provide the Landlord with a copy of all permits and plans and specifications for such alterations and improvements before the work commences, and a copy of all governmental inspections and approvals upon completion of such work. Landlord may in its sole and absolute discretion provide notice to the Tenant not later than three (3) months prior to expiration of the Termination Date that Landlord elects to assume ownership of any or all of such alterations, decorations, additions or improvements, in which case such items shall become the property of the Landlord upon expiration of the Term and shall be turned over to Landlord in good condition and repair, reasonable wear and tear, damage by casualty, and other matters which are not Tenant’s responsibility hereunder excepted. If Landlord does not elect to assume ownership by notice to Tenant as provided in the preceding sentence, all alterations, decorations, additions or improvements upon the Demised Premises made by either party (including, but not limited to, paneling, partitions, railings, and the like), shall be removed from the Demised Premises and the Demised Premises shall be restored to substantially the same condition as at the Commencement Date at the end of the Term, in the manner hereinafter provided at the sole cost of the Tenant. Notwithstanding the foregoing, the Tenant shall not be required to remove those Allowance Improvements located within the existing office areas of the Demised Premises. Tenant shall at Tenant’s sole cost and expense engage competent contractors reasonably acceptable to the Landlord to remove all alterations, decorations, additions and improvements and to restore the Demised Premises and deliver same to Landlord on the Termination Date in accordance with the attached Schedule “D” (all such work hereinafter referred to as the “Restoration Work”) at Tenant’s expense; except that in the case of Restoration Work that involves structural work to the Building or work to areas outside of the Demised Premises, Tenant shall, at the Landlord’s option in Landlord’s sole discretion, either: (a) pay the Landlord the reasonable cost to perform the structural work at Tenant’s sole cost and expense; or (b) Tenant shall at Tenant’s expense

17

engage competent contractors reasonably acceptable to the Landlord to complete the structural or exterior restoration work..

9.2          If, because of any acts or omission of Tenant or anyone claiming through or under Tenant, any mechanic’s or materialmen’s notice of intention or mechanic’s or materialmen’s or other lien or order for the payment of money shall be filed against the Demised Premises, the Landlord’s Premises, or against Landlord (whether or not such lien or order is valid or enforceable as such), Tenant shall, at Tenant’s own cost and expense, cause the same to be canceled and discharged of record (by payment, bonding or otherwise) within thirty (30) days after the date of filing thereof, and shall also indemnify and save harmless Landlord from and against any and all costs, expenses, claims, losses or damages, including reasonable counsel fees, resulting therefrom or by reason thereof. If any governmental charge or assessment, including, without limitation COAH affordable housing fees and/or assessments are imposed as a result of any of Tenant’s repairs, replacements or alterations in or to the Demised Premises, same shall be satisfied in full by Tenant as and when due.

9.3          In the event Tenant makes any repairs, replacements, or alterations in or to the Demised Premises, any contractors or subcontractors employed by Tenant shall not be reasonably objectionable to Landlord. Tenant’s contractor(s) must only use such labor as will not result in jurisdictional disputes with any labor unions or in strikes against or involving the Landlord or Landlord’s Premises. Tenant will inform Landlord, in writing, of the names of contractors and/or subcontractors Tenant proposes using to do work in its behalf in or about the Demised Premises at least seven (7) days prior to the beginning of any permitted work. Landlord reserves the right to reject any and all of the proposed contractors and/or subcontractors if a conflict would be likely to exist in Landlord’s reasonable judgment. In the event of any strike or dispute, Tenant will cause any persons involved in such work to leave the Demised Premises immediately after receipt of notice from Landlord demanding the same.

9.4          Providing that it can do so at no incremental cost, all improvements and alterations to the Landlord’s Premises made by or on behalf of Tenant shall to the extent reasonably practicable be designed to preserve and promote any sustainable or green building certification(s) now existing or hereafter obtained by the Landlord in its discretion for the Landlord’s Premises, including without limitation, LEED certifications, Green Globe certifications of the Green Building Initiative, ASHRAE 90.1-2007 certification, Energy Star certifications and certifications under similar recognized standards promulgated by governmental entities or widely recognized private organizations.

9.5          Landlord shall respond to any request for consent to an alteration not later than thirty (30) days after receipt of Tenant’s written request for such consent. In the event that Landlord fails to respond to Tenant’s request for consent to an alteration within twenty (20) days after Landlord’s receipt of such request, then from and after such twenty (20) day period, Tenant shall have the right to deliver a reminder notice to Landlord requesting Landlord’s consent to such alteration, which reminder notice shall state in bold upper case letters at the top of the first page as follows: “THIS IS A TIME SENSITIVE NOTICE AND IF LANDLORD SHALL FAIL TO TIMELY RESPOND, LANDLORD SHALL BE DEEMED TO HAVE APPROVED TENANT’S REQUEST.” If Tenant shall have delivered such reminder notice to Landlord, and Landlord shall fail to respond to such reminder notice within ten (10) days after Landlord’s receipt of such reminder notice, then Landlord shall be deemed to have consented to the alteration in question.

18

10.	Laws and Ordinances:

10.1        Subject to Section 10.3, Tenant shall promptly comply with the statutes, ordinances, rules, order, regulations and requirements of the Federal, State and Municipal governments and of any and all their departments and bureaus applicable to the Demised Premises, for the correction, prevention and abatement of nuisances, violations or other grievances in, upon or connected with said Demised Premises during said term, arising from, incident to, or connected with the use and occupation of the Demised Premises by the Tenant. The Tenant shall also promptly comply with all reasonable rules, orders and regulations of the Board of Fire Underwriters for the prevention of fires, at its own cost and expense, arising from, incident to or connected with the use and occupation of said Demised Premises by the Tenant.

10.2        Subject to Section 10.3, Tenant shall, at Tenant’s own expense, comply with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and with the Spill Compensation and Control Act (N.J.S.A. 58:10-23-11 et seq.) (“the Acts”) and all regulations promulgated pursuant to the Acts. Tenant shall, at Tenant’s own expense, provide all information within Tenant’s control requested by Landlord or the Bureau of Industrial Site Evaluation for the preparation of submissions, declarations, reports and plans pursuant to the Acts. If the New Jersey Department of Environmental Protection (DEP) shall determine that a clean-up plan or Remedial Action Work plan be prepared and that a clean-up be undertaken because of any spills or discharges of Hazardous Substances caused by Tenant’s officers, directors, employees, agents or invitees, or by other parties under Tenant’s authority or control or which are otherwise the fault or responsibility of Tenant at the Landlord’s Premises which occur during any period when Tenant was an occupant, then all such work shall be completed at Tenant’s sole cost and expense in the manner provided at Section 28.4 of this Lease. Tenant shall indemnify, defend and save the Landlord harmless from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills or discharges of Hazardous Substances caused by the Tenant’s or other parties under Tenant’s authority or control at the Landlord’s Premises which occur during the term of Tenant’s occupancy. Tenant’s obligations and liability under this paragraph shall survive and shall continue so long as Landlord remains responsible for any spills or discharges of hazardous substances or wastes at the Landlord’s Premises which occur during the term of Tenant’s occupancy.

10.3        Landlord warrants to the Tenant that as of the Commencement Date the Landlord’s Premises (including the Demised Premises) shall be in compliance with all statutes, ordinances, rules, order, regulations and requirements of the Federal, State and Municipal governments and of any and all their departments and bureaus applicable to the Landlord’s Premises and that the Landlord’s Premises shall be in compliance with all Environmental Laws (as defined in Section 28.1). Landlord shall indemnify, defend and save the Tenant harmless from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills or discharges of Hazardous Substances at the Landlord’s Premises which occur prior to the Commencement Date or which are not Tenant’s responsibility pursuant to Section 10.2, other than as a result of any action or omission on the part of the Tenant, or its agents, servants, contractors or employees. Landlord’s obligations and liability under this Section 10.3 shall survive and shall continue so long as the Tenant remains responsible for any such spills or discharges of Hazardous Substances at the Landlord’s Premises.

11.	Insurance:

11.1        Effective as of the date Tenant is first granted the right to enter the Landlord’s Premises and throughout the Term of this Lease, Tenant shall maintain, at its sole cost and expense, general public liability insurance (also known as commercial general liability insurance) against claims for personal injury, death or property damage, with limits of not less than Five Million

19

($5,000,000.00) Dollars Combined Single Limit (“CSL”) in respect of bodily injury and property damage. A combination of commercial general liability coverage and umbrella liability coverage is acceptable to comply with this limit.

11.2.       The Landlord shall carry for the benefit of the Landlord, fire insurance, business interruption insurance for loss of Rents, and flood insurance in an amount equal to the replacement value of the building and not less than the requirements of any mortgagee holding a mortgage on the Landlord’s Premises. Landlord shall be named as insured and loss payee under said policy. Tenant shall pay to the Landlord Tenant’s Proportionate Share of the cost of said insurance in the manner provided at Article 3 of this Lease.

11.3        Landlord may carry commercial general liability insurance, in addition to Tenant’s commercial general liability insurance requirement under Section 11.1, naming Landlord as the insured. Tenant shall be required to pay as Supplemental Rent Tenant’s Proportionate Share of the cost of Landlord’s policies of insurance under this Section 11.3.

11.4        All insurance required to be maintained by the Tenant shall be issued by insurers with a rating of A- X or better by Best’s Insurance Key Rating Guide published by A. M. Best Company, which are licensed in New Jersey. Throughout the Term not less than thirty (30) days prior to the expiration dates of all expiring insurance policies Tenant shall deliver to Landlord original policies or, if applicable, certificates of insurance under Section 11.6, for replacement insurance policies in compliance with this Article 11. Within fifteen (15) days after the premium on each such policy or contract shall become due and payable and the amount thereof determined, such premium shall be paid by the Tenant and the Landlord shall be furnished with satisfactory evidence of such payment.

11.5        All policies of insurance required to be maintained by the Tenant shall name the Tenant as the insured and shall name the Landlord and Landlord’s lender(s) as additional insureds as their respective interests may appear. All such policies shall contain an agreement by the insurers that such policies shall not be canceled or materially changed without at least thirty (30) days prior written notice to the Landlord; provided that if a 30 day notice is not obtainable without additional premium cost to Tenant, then the longest period available, if any, without additional premium cost to Tenant shall be provided, and, further, if only an agreement “to endeavor” to provide notice is available then same shall be provided, but if no such agreement will be provided, Tenant shall not be deemed in breach of this provision. Tenant shall provide at least thirty (30) days written notice to the Landlord prior to cancelation or material change in such policy(ies) of insurance.

11.6        Tenant may carry the insurance referred to in Section 11.1 of this Lease under any blanket policy of insurance or policies issued by its present or future insurance carriers. If the Tenant elects to provide insurance as herein set forth under any blanket policy or blanket coverage, the Landlord will be provided with evidence of such insurance in the form of an Accord 27 or equivalent certificate of insurance together with proof of payment of the premium and, subject to Section 11.5, said certificate or certificates shall provide that the Landlord shall receive written notice from the insurer prior to cancellation or material change in the coverage as provided in Section 11.5. All of Tenant’s policies of insurance shall be primary notwithstanding that coverage may also exist under a policy held by Landlord.

11.7        If Tenant fails to timely obtain, maintain, pay premiums and deliver to Landlord proof of such actions within the time and in the manner required by this Article 11, the Landlord may, on three (3) business days notice to Tenant, procure any such insurance or insurances and/or pay the premiums and other charges incidental thereto, and any and all amounts so paid by the Landlord, together with interest thereon from the date of such payment at the rate of eighteen (18%) per cent per annum, shall be Additional Rent hereunder.

20

11.8        In the event Tenant’s use and occupancy of the Demised Premises (other than use or occupancy for the uses permitted hereunder) causes any additional charge or increase in the insurance premiums on the Landlord’s Premises, in excess of those rates which would normally be imposed for insuring a non-combustible building of similar construction, Tenant shall, from time to time, immediately upon receipt of notice from Landlord, do whatever is reasonably deemed necessary, and follow whatever reasonable recommendations may be made by the Landlord, in order that such excess charge or increase in insurance premiums may be removed and the lower premium rate restored; or, in the event conditions are such that nothing can be done by way of improvements or otherwise to remove such increased insurance premiums, or if the expense involved is excessive, then Tenant shall pay the full amount of such additional charges or increases in premium on demand as Additional Rent.

11.9        All policies of insurance required to be obtained by Tenant pursuant to this Lease shall be written by licensed insurance companies authorized to do business in New Jersey. All certificate of insurance, shall be delivered to Landlord within 10 days after issuance thereof.

11.10      Tenant and Landlord shall obtain waivers of subrogation for the benefit of one another, from any company issuing any policy of insurance obtained by either of them for or in connection with Tenant’s use or occupancy of the Demised Premises, the Landlord’s Premises or which may be obtained in accordance with the provisions of this Lease.

12.	Landlord’s Liability:

12.1        The Landlord shall not be liable for any personal injury to any person, including the Tenant or to its officers, agents, employees, contractors or invitees or for any damage to any property of any person, including the Tenant, irrespective of how such injury or damage may be caused, whether from action of the elements, or acts of negligence of or occupants of adjacent properties, or other causes, except if caused by or resulting from the Landlord’s (or its employees’, agents’ or contractors’) willful malfeasance or negligence . Under no circumstances shall Landlord or Tenant be liable for consequential damages, such as, but not limited to, loss of profits, injury to good will or intangible business interests or property, and each of Landlord and Tenant expressly waives and releases any and all such claims no matter how they arise; provided however that nothing herein limits the right of Landlord to recover lost Rent resulting from Tenant’s breach of this Lease or loss of rents from a new Tenant in the event of an unauthorized hold-over beyond the Termination Date notwithstanding that all or a portion of such amounts might be considered to be lost profits..

12.2        Tenant hereby waives all claims against Landlord for damages to goods, equipment, improvements, wares, and merchandise in, upon or about the Demised Premises and for injuries to Tenant, its agents or third persons in or about the Demised Premises, from any cause arising at any time, except if both uninsured and caused by Landlord's willful malfeasance or negligence.

12.3        The term “Landlord” as used in this Lease shall be limited to mean and include only the owner or owners at the time in question of the Landlord’s Premises and in the event of any transfer or transfers of the title to the Landlord’s Premises, the then Grantor shall be automatically freed and relieved from and after the date of such conveyance or transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, provided that the Grantee expressly assumes such obligations and any funds then in the hands of such Grantor, in which Tenant has an interest, shall be delivered to the Grantee.

21

12.4        Tenant agrees that it shall look solely to the estate and equity of the Landlord in the Landlord’s Premises (and the rents and proceeds thereof) for the collection of any judgment (or other judicial process) against the Landlord or any predecessor Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord and/or any other cause of action against the Landlord, and no other assets of Landlord or any predecessor Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s remedies. Tenant irrevocably waives and releases Landlord from any claims in excess of such interest in the Landlord’s Premises (and the rents and proceeds thereof).

12.5        Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and Tenant’s use or occupancy of the Demised Premises, including, without limitation, any claim of injury or damage, and any claim of breach of Lease or other obligation and other statutory remedy with respect thereto. Tenant shall not interpose any counterclaim of any kind (other than any compulsory counterclaim) in any action or proceeding commenced by Landlord to recover possession of the Demised Premises, but Tenant may bring any claim against landlord in a separate proceeding.

13.	Default of Landlord:

13.1        Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a remedy for a Landlord default. Notwithstanding the foregoing, in emergency circumstances where the failure to repair or replace would result in a Material Impairment Condition (defined at Section 5.3) and it is impracticable to give Notice to the Landlord and permit Landlord to carry out the repair pursuant to Section 5.3, then Tenant shall have the right to perform Landlord’s obligations and be reimbursed for the reasonable cost thereof, if applicable, as a common expense or, otherwise at Landlord’s sole expense, so long as Tenant provides Landlord with notice thereof promptly after performing such obligations. If Landlord defaults in its obligation to reimburse Tenant for such costs, Tenant shall have the right to file an action in the Superior Court of New Jersey to recover such costs with interest at the rate specified in Section 11.7 of this Lease, and the prevailing party in such an action shall be entitled to recover and reasonable attorneys’ fees, expert witness fees and costs of suit in such action.

14.	Default of Tenant:

14.1        If Tenant shall be late in the payment of any installment of Fixed Rent or any regular monthly installment of Supplemental Rent and if such breach shall continue for seven (7) days, Tenant shall be conclusively deemed to be in material breach of this Lease. Notwithstanding the foregoing, before Landlord through legal action re-enters and resumes possession of the Demised Premises as a result of such non-payment, Landlord agrees that with respect to the first three (3) occasions of such default in any twelve month period Landlord shall serve Tenant with written notice of the default and allow Tenant one (1) business day from the date of service of the notice to cure the default by payment by wire transfer or bank check of the full amount due with any late fee which may have accrued as a result of such default.

22

14.2        If Tenant shall be late in the payment of any payment of Supplemental Rent (other than regular monthly installment payments covered by Section 14.1) or any Additional Rent, or shall fail to post any portion of the Security Deposit or otherwise breach Article 25 of this Lease, and if such breach shall continue for fifteen (15) days after Landlord shall have served Tenant with an invoice or written notice of the amount due, Tenant shall be conclusively deemed to be in material breach of this Lease. Notwithstanding the foregoing, before Landlord through legal action re-enters and resumes possession of the Demised Premises as a result of such non-payment, Landlord agrees that with respect to the first three (3) such defaults in any twelve month period Landlord shall serve Tenant with written notice of the default and allow Tenant one (1) business day from the date of service of the notice to cure the default by payment by wire transfer or bank check of the full amount due with any late fee which may have accrued as a result of such default.

14.3        If, during the term of this Lease, (a) Tenant shall make an assignment for the benefit of creditors, or (b) a voluntary petition be filed by Tenant under any law having for its purpose the adjudication of Tenant a bankrupt, or the extension of time for payment, composition, adjustment, modification, settlement or satisfaction of the liabilities of Tenant or the reorganization or liquidation of Tenant, or (c) a receiver be appointed for the property of Tenant by reason of the insolvency or alleged insolvency of Tenant, or if (d) any department of the state or federal government or any officer thereof or duly authorized Trustee or Receiver shall take possession of the business or property of the Tenant or if (e) an involuntary petition be filed against Tenant under any law having for its purpose the adjudication of Tenant as a bankrupt, or for the liquidation of Tenant; and (except with respect to items (a) and (b), supra, which shall be non-curable events of default) if same have not been removed, cured or discharged within sixty (60) days; or if (f) any Receiver or Trustee pursuant to any bankruptcy or insolvency law, whether Federal or State, shall attempt to thereafter assign this Lease to any party or attempt to sublet all or any part of the Demised Premises, then Tenant shall be conclusively deemed to be in material breach of this Lease.

14.4        If (a) Tenant shall default in the performance or observation of any other agreement or condition (other than payment of Rent or Additional Rent) on its part to be performed or observed, and if Tenant shall fail to cure said default within thirty (30) days after notice of said default by Landlord (or, in the case of a default not susceptible of a cure within thirty (30) days, if Tenant shall fail to commence a cure within thirty (30) days and diligently complete such cure within a reasonable time); or (b) if Tenant shall make default with respect to any other Lease between it and Landlord; or (c) in the event Tenant is more than seven (7) days late in respect to any three (3) months' Rent due hereunder, which three (3) months fall within a consecutive 6-month period, then, in any of said cases, (notwithstanding any waiver of any former breach of agreement or condition or waiver of the benefit hereof or consent in a former instance), Tenant shall be conclusively deemed to have materially breached this Lease.

14.5        In the event of any material breach by Tenant, Landlord may (a) permit Tenant to remain in possession and sue for all Rents, damages, attorneys’ fees and collection costs as due; or (b) terminate this Lease by written declaration, but allow Tenant to remain in possession as Tenant at Will and sue Tenant for all Rents, damages, attorneys’ fees and collection costs as due; or (c) Landlord may immediately, or at any time thereafter, through legal process, re-enter and resume possession of the Demised Premises and remove all persons and property therefrom either by summary dispossess proceedings or by a suitable action or proceeding at law or in equity, or in the case of permanent abandonment of the Demised Premises by the Tenant by peaceful self-help, without being liable for any damages therefor (no re-entry by the Landlord shall be deemed an acceptance of a surrender of this Lease unless accompanied by a written declaration signed by Landlord to that effect); or (d) upon re-taking possession, keep the Demised Premises vacant (subject to reasonable efforts at mitigation of Landlord’s damages) and recover from Tenant all Rents, damages, attorneys’ fees and

23

collection costs as hereinafter provided; or (e) upon re-taking possession Landlord may, as Tenant’s agent and without effecting Tenant’s liability hereunder, relet the whole or any part of the Demised Premises for a period equal to, or greater, or less than the remainder of the then term of this Lease, at such rental and upon such terms and concessions as Landlord shall deem reasonable, to any lessee or lessees which it may deem suitable and satisfactory for any use and purpose which it may deem appropriate. In no event shall the Landlord be liable in any respect for failure to relet the Demised Premises or in the event of such reletting, for failure to collect the rent thereunder. Any sums received by the Landlord on a reletting for any monthly installment of rent in excess of the Rent reserved in this Lease shall belong to Landlord. Without liability to Tenant or any other party and without constituting a constructive or actual eviction, Landlord may suspend or discontinue furnishing or rendering to Tenant any work then being performed by Landlord for Tenant, wherever Landlord is obligated to furnish or render the same, so long as Tenant is in material default under this Lease.

14.6        Delinquent Fixed Rent and Additional Rent not paid within ten days after its due date shall bear interest at the lower rate of either twelve (12%) per cent per annum or the maximum rate permitted by law, from the date on which it is due until the date on which it is paid; provided that landlord agrees to waive such interest the first time Tenant is so delinquent in any 12 month period. This provision shall not relieve Tenant from any payment of Fixed Rent, late charges or Additional Rent at the time due and in the manner specified herein.

14.7        Tenant hereby expressly waives the service of notice of intention to re-enter as provided for in any statute and also waives any and all rights or equity of redemption in case the Tenant shall be dispossessed by a Court. The terms “enter,” and “re-enter,” “entry,” or “re-entry,” as used in this Lease, are not restricted to their technical legal meaning.

14.8        The termination of this Lease by reason of Tenant’s default hereunder shall not in any circumstance operate to relieve the Tenant from liability for performance of all of its obligations hereunder. Upon any such termination of this Lease, Tenant covenants that it will quit and surrender the Demised Premises and deliver possession thereof to Landlord.

14.9        No waiver by the Landlord or the Tenant of any default or breach by the other party shall constitute or be construed as a waiver of any other or future default or breach, nor shall lapse of time after breach or default by a party before the wronged party shall exercise its rights hereunder operate to defeat the right of such party. No waiver by either party shall be effective unless in writing.

14.10      The acceptance by Landlord of Rent or other charges from Tenant (in whole or in part) after any default or breach by Tenant of any lease clause or covenant, even though known to Landlord, shall not constitute a waiver of the default/breach. The acceptance by Landlord of Rent or other charges from Tenant (in whole or in part) shall not be deemed an accord and satisfaction in respect of any claims of Landlord against Tenant, notwithstanding the payment check or accompanying letter may bear a legend or endorsement to the contrary. The acceptance of payment as above shall not affect any notice of default or any action or proceedings or judgment or order taken in consequence of the default.

14.11      In the event of a breach or threatened breach on the part of Tenant or Landlord with respect to any of the covenants, agreements, terms, provisions or conditions on the part of or on behalf of such party to be kept, observed or performed, both parties shall also have the right of injunction. The specified remedies to which either party may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which either may lawfully be entitled at any time, and either party may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for, so long as such remedies have not been waived by the terms of this Lease.

24

14.12      In the event of (1) the termination of this Lease under the provisions of Article 14 hereof, (2) the re-entry of the Demised Premises by Landlord under the provisions of this Article 14, or (3) the termination of this Lease (or re-entry) by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance Rent, security or otherwise, but such moneys shall be credited by Landlord against any Rent due from Tenant at the time of such termination or re-reentry, or at Landlord’s option, against any damages payable by Tenant under this Lease or pursuant to law.

14.13      In the event of any termination of this Lease under the provisions of Article 14 or in the event that Landlord shall re-enter the Demised Premises lawfully or in the event of the termination of this Lease (or of re-entry) by or under any summary dispossess or other proceeding or action or any provision of law, Tenant will pay to Landlord as damages, at the sole election of Landlord, either:

(a)          a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, is equal to the excess, if any, of (i) the aggregate of all Rent which would have been payable hereunder by Tenant had this Lease not so terminated for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the date hereinbefore set for the expiration of the full term hereby granted discounted to present value as of the date of the Lease termination using a discount rate of four (4%) percent per annum, over (ii) the aggregate of all Rent of the Demised Premises for the same period based upon the then local market rental value of the Demised Premise discounted to present value as of the date of the Lease termination using a discount rate of four (4%) percent per annum. Landlord shall also be entitled to recover the reasonable value of restoring the Demised Premises and reletting same (including brokers’ commissions) as an element of damage; or

(b)          sums equal to the aggregate of all Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates specified herein following such termination of such re-entry and until the date hereinbefore set for the expiration of the full term hereby granted; provided, however, that if Landlord shall re-let all or part of the Demised Premises for all or any part of said period, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord all reasonable attorneys’ fees and costs incurred in terminating this Lease and re-entering the Demised Premises and of securing possession thereof, as well as the reasonable expenses of re-letting, including altering and preparing the Demised Premises for new tenants, brokers’ commissions and all other similar or dissimilar expenses properly chargeable against the Demised Premises and the rental therefrom in connection with such re-letting, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining term of this Lease; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection (b) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (iii) if the Demised Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of Article 14, or under any provision of law, or had Landlord not re-entered the Demised Premises.

25

Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

14.14      Upon entry of a final judgment for possession after any default by Tenant, and until the actual taking of physical possession of the Demised Premises by the Landlord, without limiting Tenant’s obligations under this Lease, and in addition to all other obligations under this Lease, the Tenant shall: (i) remain fully responsible to maintain the Demised Premises in the condition and state of repair required by this Lease; (ii) maintain all insurance coverages required by this Lease and indemnify Landlord against all claims for personal injury and property damage relating to or arising out of any occurrence at the Demised Premises and perform all other indemnification obligations under this Lease; and (iii) allow Landlord to immediately inspect all areas of the Demised Premises (without any obligation on Landlord’s part to do so) and reimburse the Landlord for the cost of any repairs reasonably deemed necessary by the Landlord to cure any unsafe or unlawful conditions.

15.	Landlord’s Access to Demised Premises:

15.1        Landlord and its representatives may enter the Demised Premises upon twenty-four (24) hours prior notice (except in case of emergency, when no prior notice shall be required) for the purpose of inspecting the same and, if Landlord so elects, but without any obligation so to do, for the purpose of making any necessary repairs to the Demised Premises and performing any work therein. Landlord will exercise its rights hereunder in a commercially reasonable manner so as to minimize interference with Tenant’s business operations, but nothing herein shall require the Landlord to schedule all work during non-business hours and to thereby incur overtime or similar extra charges.

15.2        Landlord may enter and exhibit the Demised Premises during usual business hours upon twenty-four (24) hours prior notice for Landlord’s purposes, including but not limited to, inspecting the Demised Premises or showing the Demised Premises to prospective mortgagees, purchasers, lessees or brokers. During the final twelve (12) months of the term, Landlord may also display the usual “To Let” or similar signs on the Demised Premises. Tenant agrees that such signs may remain unmolested upon the Landlord’s Premises.

16	Hold Harmless:

16.1        This Lease is made upon the express covenant and condition that Tenant shall keep, save and hold Landlord harmless and free from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any injury or damage to any person or persons, or property, of any kind whatsoever, and to whomsoever belonging, from any cause or causes whatsoever and whether arising from or by reason of any existing or future condition, default, matter, or thing in or about the Demised Premises, including, without limitation, damage from water and/or steam seepage or leakage in or into the Demised Premises, whether or not arising out of Landlord’s acts or failure to act, except if caused by Landlord’s (or its employees’, agents’ or contractors”) negligence or intentional acts or omissions, or any default by Landlord hereunder.

16.2        Tenant agrees to and shall save, hold and keep harmless and indemnify the Landlord from and for any and all payments, expenses, costs, reasonable attorney’s fees claims and liability for losses or damage to property or injuries to persons occasioned wholly or in part by or resulting from any willful or negligent acts or omissions or default hereunder by the Tenant or the Tenant’s agents, employees, guests, licensees, invitees, subtenants, assignees or successors, or for any cause or reason whatsoever arising out of or by reason of the use or occupancy of the Demised Premises by the Tenant, its sublessees and assignees.

26

16.3        Without limiting the foregoing, Tenant agrees that if Landlord is involuntarily made a party defendant to any litigation concerning this Lease or the Landlord’s Premises relating to any alleged act or omission of Tenant, then Tenant shall hold Landlord harmless from all liability, costs and expenses by reason thereof.

17.	Assignment:

17.1        Tenant shall neither voluntarily, nor by operation of law, assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, and shall not sublet the said Demised Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the employees, agents, servants and invitees of Tenant excepted) to occupy or use the said Demised Premises, or any portion thereof, without first (a) obtaining the written consent of Landlord and (b) providing Landlord with the written consent of the Guarantor to such a transfer, assignment or sublease agreeing that the Guaranty shall continue in full force and effect after the transfer, assignment or sublease takes effect, or, if the Guarantor is replaced by a substitute Guarantor in compliance with the terms of the Guaranty annexed as Schedule E, providing the written agreement of the substitute Guarantor to continue the Guaranty in full force and effect after the transfer, assignment or sublease takes effect. If Tenant is a corporation or partnership, any transfer, legal or equitable, of the stock of said corporation or of any partnership interest which, together with any and all prior such transfers shall constitute a change in excess of fifty (50%) percent or more of the legal or equitable ownership of the corporation or partnership from the date of the signing of this Lease shall be deemed an assignment for purposes of this Lease, although consent of Landlord need not be obtained under the circumstances proved in Section 17.2.

17.2        Notwithstanding the foregoing in Section 17.1, no Landlord consent shall be required: (a) for subleases, licences or assignments to affiliates or subsidiaries of the Tenant, provided that Tenant shall provide Landlord with fifteen (15) days advanced notice with sufficient information to confirm that: (i) there shall be no change in the permitted use of the Demised Premises, (ii) Tenant and Guarantor shall remain liable jointly and severally with the assignee/subleasee for payment and performance of all Tenant obligations under this Lease, (iii) the proposed assignment/sublease shall not impair Landlord's security, (iv) the proposed assignee or subtenant shall not introduce any new Hazardous Substances onto Landlord's Premises in violation of applicable laws which is inconsistent with the existing operations of Tenant at the Landlord's Premises and (v) the Guarantor shall have provided Landlord with its written consent to the transaction and shall have agreed that the Guaranty shall continue in full force and effect after the transfer, assignment or sublease takes effect, or, if the Guarantor is replaced by a substitute Guarantor in compliance with the terms of the Guaranty annexed as Schedule E, providing the written agreement of the substitute Guarantor to continue the Guaranty in full force and effect after the transfer, assignment or sublease takes effect; (b) for any assignment to any successor to Tenant by purchase (controlling stock sale or bulk sale of substantially all of Tenant’s assets), merger, consolidation or reorganization, provided that Tenant shall provide Landlord with fifteen (15) days advanced notice (unless the provision of advance notice would violate any security regulation or law, and in any such case the notice to Landlord shall be given on the earliest date after closing when notice may be provided without violation of security regulation or law) with sufficient information to confirm that: (i) there shall be no change in the permitted use of the Demised Premises, (ii)  Guarantor shall remain liable jointly and severally with the assignee/subleasee for payment and performance of all Tenant obligations under this Lease, (iii) the proposed assignment/sublease shall not impair Landlord's security, (iv) the proposed assignee or subtenant shall not introduce any new Hazardous Substances onto Landlord's Premises in violation of applicable laws which is inconsistent with the existing operations of Tenant at the Landlord's Premises and (v) Guarantor shall have provided to Landlord Guarantor’s written consent to such

27

transaction agreeing that the Guaranty shall continue in full force and effect after the transfer, assignment or sublease takes effect, or, if the Guarantor is replaced by a substitute Guarantor in compliance with the terms of the Guaranty annexed as Schedule E, providing the agreement of the substitute Guarantor to continue the Guaranty in full force and effect after the transfer, assignment or sublease takes effect; and (c) if Tenant becomes a publicly traded entity on a United States stock exchange.

17.3        Landlord shall not unreasonably withhold consent to an assignment of the entire leasehold interest or to a sublease, providing that Landlord determines in its reasonable discretion that such sublease or assignment does not lessen Landlord’s security (including the security provided by the Guaranty), that the use of the Demised Premises shall comply with the terms of this Lease, that the Tenant remains jointly and severally liable with assignee or sublessee for performance of all obligations imposed upon the Tenant under this Lease, that the proposed assignee or sublessee is financially responsible and is sufficiently experienced to operate the business from the Demised Premises successfully and in a manner which shall not detract from the value of the Demised Premises or any other property owned or occupied by Landlord.

17.4        Consent to one assignment, subletting, occupation or use by any other person shall not be deemed to be consent to any subsequent assignment, subletting, occupation or use by another person. Consent to any such assignment or subletting shall in no way relieve Tenant or the Guarantor of any liability under this Lease or the Guaranty.

17.5        Any such assignment or subletting without such consent, if required hereunder, shall be void, and shall, at the option of the Landlord, constitute a default under the terms of this Lease. Landlord shall not be obligated to consider and respond to any request for consent under this paragraph unless such request is in writing, contains a full explanation of the proposal and provides sufficient information about the financial standing and experience of the proposed assignee or subtenant for Landlord to make an informed judgment.

17.6        Tenant acknowledges that, unless it is determined that Landlord acted in bad faith, Tenant’s sole remedy with respect to any assertion that Landlord’s failure to consent to any assignment or sublet is unreasonable shall be the remedy of specific performance and Tenant shall have no damage claim or further claim of any nature or cause of action against Landlord as a result of Landlord’s actions in refusing to consent, except that Tenant shall be entitled to assert a claim for legal fees and costs if the Tenant is the prevailing party in any such action, and if the Court determines that Landlord's bad faith necessitated the filing of such an action. Further, Landlord consents to the institution of expedited, summary proceedings in the Superior Court of New Jersey by the Tenant in any action under this Section 17.6 and waives any objection to a hearing on the issue of the reasonableness of its actions regarding a consent to assignment or sublet within fifteen (15) business days of the service and filing of such an action by the Tenant.

17.7        In the event of any approved assignment or sublease (excluding any assignment, license or sublease within the scope of Section 17.2), fifty (50%) percent of all rents or other payments received by Tenant in excess of the payments due from Tenant to Landlord pursuant to this Lease (after recoupment by Tenant of its reasonable transaction costs and the unamortized cost of any leashold improvements transferred to the assignee or subtenant) shall be paid to Landlord as Additional Rent. On demand, any assignee or subtenant shall make payments directly to Landlord without, however, creating a direct Landlord-Tenant relation between them or releasing Tenant under this Lease.

17.8        In the event that request is made for the Landlord’s consent to a sublease or assignment hereunder, Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with the processing of documents necessary to giving of such consent. Tenant shall also

28

pay Landlord’s reasonable attorneys’ fees for similar reviews, such as, without limitation, proposed waiver agreements in favor of Tenant’s lenders, proposed consents to subleases and the like.

18.	Condemnation:

18.1        This Lease and the term hereof shall terminate: (1) if the entire Demised Premises shall be taken by condemnation, or (2) at the option of Tenant (exercisable by notice given to Landlord within thirty (30) days after the date of any such taking), if a material part of the Demised Premises shall be taken in any condemnation proceeding(s), or so much of the parking area as shall leave Tenant with fewer than 125 parking spaces has been taken and Landlord has not provided replacement spaces for the exclusive use of Tenant that are comparable and located within reasonable proximity to the Demised Premises; or (3) at the option of Landlord (exercisable by notice given to Tenant within thirty (30) days after the date of taking) if more than fifteen (15%) per cent of the Landlord’s Premises shall be taken by condemnation. A taking of a “material part” of the Demised Premises shall mean the condemnation of so much of the Demised Premises as shall materially and adversely prevent Tenant from operating its business in the Demised Premises after restoration of the Building to a complete architectural unit.

18.2        Upon the termination of this Lease in accordance with this Article, Rent shall be adjusted as of such termination. The entire condemnation award shall be the sole and exclusive property of Landlord and shall be payable solely to Landlord except any allocations or awards for Tenant’s trade fixtures and moving expenses. Tenant shall not make any claim in any condemnation proceeding for the value of the unexpired portion of the Lease or the term hereof, and waives all right thereto.

18.3        In the event that any portion of the Demised Premises is taken in condemnation and if this Lease is not terminated, then this Lease shall remain in full force and effect as to such remaining portion, except that from and after the effective date of any such taking, Tenant shall be entitled to an equitable reduction in the Fixed and Supplemental Rent required to be paid hereunder in accordance with any reduction in square foot area of the Demised Premises caused by such taking. Landlord shall promptly restore the portion of the Demised Premises remaining after such taking to a complete architectural unit. Any restoration by Landlord shall be limited to the basic building structure as demised by Landlord to Tenant as of the Commencement Date.

18.4        In the event this Lease is not terminated as aforesaid and Landlord does not restore the Demised Premises within a period of ninety (90) working days after the date of taking, then and in that event, Tenant may, as its sole remedy, have the right to terminate this Lease by notice in writing delivered to Landlord prior to completion of such restoration.

18.5        Provided Tenant’s facilities are not materially and adversely affected and the size of the Demised Premises is not reduced to an extent that materially impacts Tenant’s use and enjoyment of the Demised Premises, Landlord shall have the right to install, maintain and alter or relocate within the Demised Premises any gas, water, electric or sewer lines which may be necessary to service the Demised Premises; provided that to the extent reasonably practical same shall be located above existing drop ceilings or behind walls.

19.	Fire or Casualty Loss:

19.1        If all or part of the Demised Premises is damaged or destroyed by fire or other casualty the cost of which to repair is reasonably determined by the Landlord to exceed Twenty-Five Thousand and 00/100 ($25,000.00) Dollars, this Lease and all of its terms, covenants and conditions shall, subject to the provisions hereinafter set forth, continue in full force and effect, and the obligations of the Landlord and the Tenant shall be as provided in this Article 19. In the case of a fire or casualty loss the cost of which to repair is reasonably determined by the Landlord to be equal to or

29

less than Twenty-Five Thousand and 00/100 ($25,000.00) Dollars, then the provisions of Articles 4 and/or 5 of this Lease shall control the responsibility of Landlord and Tenant for the completion of repairs and replacements, but all fire and casualty insurance proceeds, if any, shall be utilized to reimburse the respective parties for their costs of repair, with any excess to belong to the Landlord.

A.           In the event that the damage to the Demised Premises is so extensive as to amount practically to the total destruction of the Demised Premises, then unless the Landlord serves notice upon Tenant within sixty (60) days of the casualty loss that Landlord can and will restore the Demised Premises within not more than twelve (12) months after the date of the loss, either party shall have the right to terminate this Lease, in which event, this Lease shall cease and the Rent shall be apportioned to the time of the destruction. For the purposes of this paragraph, damage or destruction rendering fifteen (15%) percent or more of the Demised Premises unusable shall be deemed total destruction.

B.           In the event that the Demised Premises is injured, but not so destroyed (as set forth in Paragraph A immediately above) as to terminate the Lease, or Landlord serves notice that it can and will restore the Demised Premises within the time specified in Paragraph A, or neither party elects to terminate as provided for in Paragraph A above, then, provided that the term of this Lease shall have at least two (2) years to run, and that applicable laws shall permit, then, and in those events, the Landlord shall repair and rebuild the Demised Premises with reasonable diligence and in any event within not more than twelve (12) months from the date of the casualty loss.

19.2        To the extent that the loss or destruction of the Demised Premises so substantially interferes with the operation of the Tenant’s business, that Tenant is required to and actually does stop using all or any portion of the Demised Premises, the Fixed Rent and Supplemental Rent allocable to any such portion that Tenant stops using shall be abated from the date of such closing to the date the damage shall have been substantially repaired so as to enable the Tenant to again use such portion.

19.3        Tenant acknowledges and agrees that Landlord will not carry insurance of any kind on Tenant’s fixtures, furniture, furnishings, trade fixtures, equipment, improvements, or appurtenances removable by Tenant under the provisions of this Lease, and that Landlord shall not be obligated to repair any damage thereto or replace the same.

20.	Estoppel Certificate:

20.1        Either party hereto, and/or its successors in interest, shall at any time and from time to time, forthwith upon request from the other party and/or its successor in interest, execute, acknowledge and deliver a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), and the date to which the Rent and other charges are paid in advance, if any, and (b) acknowledging that there are not, to such party’s knowledge, any uncured defaults on the part of either party hereunder, or specifying such defaults if any are claimed, and (c) setting forth the date of commencement of Rents and expiration of the term hereof. Any such statement may be relied upon by the prospective purchaser or encumbrancer of all or any portion of the real property of which the Demised Premises are a part, or other interested party.

21.	Signage

21.1        Under no circumstances shall Tenant place or erect, or allow to be placed, or erected, a sign of any nature whatsoever upon any portion of the building owned by Landlord, and Landlord will not consent to or permit any such signs. Tenant shall be permitted to place signage on the existing monument sign subject to prior written approval from Landlord in connection with any proposed sign, its location, and its manner of installation. Ground signs which are

30

similar to existing ground signs will be permitted subject to prior written approval from Landlord in connection with any proposed sign, its location, and its manner of installation. Landlord may remove any signs installed by Tenant which are in violation of the provisions of this Article. In no event shall any permitted sign be installed on the roof or above the parapet height of the building(s) at Landlord’s Premises. Any sign which Tenant may be permitted to install on the Landlord’s Premises shall nonetheless conform to any and all requirements of any governmental body of any nature whatsoever having jurisdiction thereover, notwithstanding Tenants’ having obtained written consent from Landlord therefor. Tenant shall have the right, as the need may occur, to apply for any sign variances, at its sole cost and expense, provided the Landlord shall have first approved the proposed sign. Landlord’s consent to signs shall not be unreasonably withheld.

22.	Brokerage Commission:

22.1        Landlord and Tenant each warrant and represent one to another that neither has dealt with, employed or negotiated with any real estate broker, salesman, agent or finder in connection with this Lease Agreement except Studley, Inc. (the “Broker”). Landlord agrees to pay the commission due to the Broker pursuant to a separate agreement. Landlord shall indemnify, hold harmless and defend Tenant, and Tenant shall indemnify, hold harmless and defend Landlord, from and against any claim or claims for broker or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitors. The representations and obligations contained in this paragraph shall survive the expiration or termination of this Lease.

23.	Unavoidable Delays:

23.1        In the event that Landlord shall be delayed or prevented from performing any of its obligations pursuant to the provisions of this Lease Agreement or in the event Tenant is delayed or prevented from performing any of its obligations pursuant to the provisions of this Lease Agreement, other than and excluding Tenant’s obligations for Rent, its insurance obligations, its obligations regarding environmental matters and its obligations regarding the timely return of possession to Landlord upon any termination of this Lease, due to governmental action, or lack thereof, or due to shortages of or unavailability of materials and/or supplies, labor disputes, strikes, slow downs, job actions, picketing, secondary boycotts, fire or other casualty, delays in transportation, acts of God, failure to comply or inability to comply with any orders or requests of any governmental agencies or authorities, acts of declared or undeclared war, public disorder, riot or civil commotion, or by any other cause beyond the reasonable control of such party, then such party shall in any or all such events be excused from its obligation to perform and comply with such provisions of this Lease Agreement for a period of time commensurate with any delay so caused without any liability to the other party therefor whatsoever and all time periods provided for herein for performance of any such obligations shall be extended accordingly.

24	Subordination:

24.1        Tenant covenants that its rights under this Lease Agreement are hereby and will be subordinate to the operation and effect of any mortgage or mortgages now existing or hereafter placed upon the Landlord’s Premises without any further written document from Tenant. However, Tenant shall, upon request by Landlord, execute such reasonable documents as may be required to effect such subordination to the satisfaction of any such mortgagee.

24.2        Tenant agrees not to unreasonably withhold consent to modifications hereof made by any reputable bona fide mortgage lending institution provided that such requirements shall not increase Tenant’s financial obligations hereunder, or increase Tenant’s other obligations hereunder or decrease Tenant’s rights hereunder by more than a de minimis extent.

31

24.3        Tenant shall, upon request of Landlord, furnish to Landlord at any time during the term, the most recent financial statement(s) of Tenant for a period of up to two (2) years last past. If certified statements certified by a certified public accountant are available, then certified statements will be provided by Tenant. All such statements, which are not included in public filings or otherwise made public by Tenant shall be kept strictly confidential by Landlord and, if provided to an existing or prospective lender or purchaser of Landlord’s Premises, Landlord shall obtain confidentiality agreements from such entities that are reasonably acceptable to Tenant before providing copies of financial documents to such entities..

24.4        Tenant covenants and agrees to attorn to any successor to Landlord’s interest in this Lease.

24.5        Landlord agrees to obtain a subordination, attornment and non-disturbance agreement (a “SNDA”) from existing and future mortgagees in the commercially reasonable standard form utilized by such mortgagees for the benefit of Tenant and to deliver same to Tenant within a reasonable time (not to exceed 30 days) after execution of this Lease.

24.6        Landlord and Tenant agree that this Lease any and all obligations of the parties hereunder are subject to and contingent upon Landlord obtaining written approval from the Landlord’s first mortgage lender (“First Mortgagee Approval”). In the event Landlord is unable to obtain the First Mortgagee Approval within thirty (30) calendar days from the date this Lease is fully executed by both Landlord and Tenant, the Lease shall be null and void and of no force or effect unless the parties agree to extend the time for satisfaction of this contingency. Upon satisfaction of the contingency the Landlord shall notify Tenant in writing and the Lease Agreement shall thereupon be binding upon the parties and shall remain in full force and effect.

25.	Limited Guaranty of Performance and Payment:

25.1        As additional consideration for this Lease, the Tenant’s parent company, LVMH Moet Hennessy Louis Vuitton S.A. (the “Guarantor”), shall provide to Landlord contemporaneously with the execution of this Lease an unconditional guaranty of payment and performance of all of Tenant’s obligations hereunder subject to a maximum guaranty amount of Six Million and 00/100 Dollars ($6,000,000.00) in the form annexed hereto as Schedule ”E”.

26.	Landlord’s Power Generation Systems

26.1        Landlord is hereby granted the exclusive right, but is not hereby obligated, to install and maintain, at its sole cost and expense, solar energy and other renewable energy generation systems at the Demised Premises (collectively, “Landlord’s Power Generation Systems”) including, but not limited to, a solar array located on the roof of the Building which may include, without limitation, an integrated assembly of photovoltaic panels, mounting assemblies, inverters, converters, meters, lighting fixtures, transformers, ballasts, disconnects, combiners, switches, wiring devices and wiring to bring power from the rooftop arrays to the Demised Premises, meters, inverters, wiring, and any other property now or hereafter installed, owned, operated, or controlled by Landlord for the purpose of, or incidental or useful to the generation and delivery to Tenant of electricity produced by the Landlord’s Power Generation Systems (the “Landlord’s Electricity”) to the existing electrical systems serving the Demised Premises (the “Electrical Interconnection Point”). The Landlord’s Power Generation Systems shall be solely owned by the Landlord. The Landlord’s Power Generation Systems shall be installed, and shall at all times be maintained and operated by the Landlord from the Landlord’s Premises, in such a way as to not cause any unreasonable interference with the operations of the Tenant at the Demised Premises.

26.2        It is anticipated that Landlord’s Electricity will not furnish the Tenant’s entire requirement for electricity and Tenant shall at Tenant’s sole discretion supplement Landlord’s

32

Electricity by purchasing electricity from its local public utility or from third party electricity suppliers authorized by the New Jersey Board of Public Utilities to sell electrical energy to consumers and/or businesses within the Borough of Carlstadt, Bergen County, New Jersey (hereinafter, “Electric Utility Providers”) in an amount equal to the difference between Landlord’s Electricity and the amount of electrical energy used by Tenant at the Demised Premises (“Net Electricity”); provided that in all events Tenant shall first purchase the total output of electrical energy produced by and available from the Landlord’s Power Generation Systems before purchasing electrical energy from such Electric Utility Providers. Tenant shall not select an electrical utility or other electricity supplier that requires, as part of their conditions of service, removal or discontinuance of the operation of the Landlord’s Power Generation Systems or discontinuance of the purchase of electricity from Landlord in accordance with the terms of this Article 26. The Landlord’s Power Generation Systems shall be installed as parallel systems in combination with the existing electrical power supply to the Demised Premises from Electric Utility Providers and shall connect to the Electrical Interconnection Point in such a manner that Tenant will automatically draw from Landlord’s Electricity first and supplement whatever electric power produced by the Solar Panel System or other Landlord Power Generation Systems with power from the existing electrical systems supplied by Electric Utility Providers serving the Demised Premises. At times when the Landlord Power Generation System is not operating, the Tenant will be able to automatically and without interruption draw full electric power requirements from the Electric Utility Providers.

26.3        Landlord shall sell to Tenant and Tenant shall purchase from Landlord all electrical energy (“Landlord’s Electricity”), that is produced and delivered to the Demised Premises by the Landlord Power Generation Systems, including the Solar Panel System, at the rate of $0.10 per kilowatt-hour on the Commencement Date of this Lease or such later date when a Landlord Power Generation System is installed at the Landlord’s Premises and increasing by three (3%) percent per annum on the first day of each one year anniversary of the initial date when Landlord’s Power Generation System commenced delivery of Landlord’s Electricity to the Demised Premises through the expiration of the initial Term (“Initial Term Electric Rate”); provided that, in no event shall the Initial Term Electric Rate exceed the rate at which Tenant could purchase electricity from Electric Utility Providers. In the event Tenant exercises its right to renew this Lease in accordance with Section 41 hereof, Landlord may increase the Initial Term Electric Rate for the renewal Term (the “Renewal Term Initial Rate”), at Landlord’s sole discretion, upon notice to Tenant given no later than thirty (30) days following Landlord’s receipt of the Tenant’s renewal notice and the Renewal Term Initial Rate shall increase at the rate of three (3%) percent for each lease year throughout the renewal Term; provided that, in no event shall the Initial Term Electric Rate exceed the rate at which Tenant could purchase electricity from Electric Utility Providers. Any change to the Initial Term Electric Rate hereunder shall be promptly documented by a confirmatory writing executed by the authorized representatives of Landlord and Tenant. During the renewal Term, the Tenant’s obligation to purchase Landlord’s Electricity is subject to the condition that the price per kilowatt-hour of Landlord’s Electricity shall at the commencement of each Lease Year be equal to or less than the total price charged by Electric Utility Providers (as hereinafter defined) for the supply and distribution of electricity to the Demised Premises inclusive of all taxes, charges and fees charged in connection therewith. If during the renewal Term following an increase or proposed increase in the Initial Term Electric Rate the Tenant obtains a firm written quote from an Electric Utility Provider proposing to sell Tenant electrical energy at a lower total price than the price per kilowatt-hour then being charged by Landlord (“Competing Quote”), Tenant may provide Landlord with a copy of the Competing Quote together with a request that Landlord match it. Within ten (10) days of Landlord’s receipt of any such request, Landlord shall advise Tenant as to whether or not it will match the Competing Quote. If Landlord elects not to match the Competing Quote, Tenant’s obligation to buy Landlord’s Electricity from Landlord pursuant to the

33

terms hereof shall terminate effective on the thirtieth (30) day following Landlord’s notice thereof to Tenant. If, at any time during the Term, Tenant is no longer obligated to purchase or Landlord ceases to supply Landlord’s Electricity, Tenant shall be entitled to purchase all of its electricity from Electric Utility Providers. However, notwithstanding said termination, Landlord’s rights under this Article 26 to maintain and access any of the Landlord’s Power Generation Systems through the Demised Premises for any purpose including, but not limited to, the right to sell Landlord’s Electricity to other occupants of the Landlord’s Premises, to other consumers of electricity or to utility providers and/or obtain and/or market RECS shall continue unaffected for the balance of the Term.

26.4        Landlord shall measure the actual amount of Landlord’s Electricity delivered to the Demised Premises by the Landlord’s Power Generation Systems at the Electrical Interconnection Point utilizing a commercially available revenue grade interval data-recording meter (the “Meter”). The Meter shall be installed and maintained at Landlord’s expense during the Term. Tenant may request that Landlord test the Meter at any reasonable time during the Term if Tenant reasonably believes that the Meter is inaccurate or defective. Tenant shall reimburse Landlord for the cost of any test performed at Tenant’s request unless such testing reveals that the Meter is inaccurate or defective. In the event the Meter is found to be inaccurate or defective, Landlord shall make necessary repairs or replacements of the Meter, at Landlord’s sole cost and expense, and Landlord shall not be entitled to any reimbursement of the costs of the inspection that revealed the error in the Meter from Tenant. In addition, if it is discovered that the Meter’s inaccuracy or defect has resulted in Landlord overbilling Tenant, the invoices shall be adjusted retroactively from the date (or if the exact date is unknown then from the approximate date) that the inaccuracy commenced, if known, and, if unknown, for the three month period preceding the Meter test date. Adjustments that benefit the Tenant will be reflected on the next invoice following the date of determination of the inaccuracy. Adjustments that benefit the Landlord shall be included on Landlord’s next invoice to the Tenant. Tenant will not tamper with the Meter or otherwise interfere with its measurement of electricity provided by the Landlord’s Power Generation Systems.

26.5        Each month during the Term, Landlord shall read the Meter to determine Tenant’s prior month’s usage of Landlord’s Electricity and invoice Tenant therefor, together with any taxes and third party charges or fees thereon that may be lawfully levied with respect to the purchase of electricity by Tenant from Landlord pursuant to the terms of this Article 26. The invoices shall show total kilowatt-hours used by Tenant for the immediately preceding month multiplied by the applicable per kilowatt-hour rate payable by Tenant hereunder. Tenant shall pay for Landlord’s Electricity within thirty (30) calendar days after service of invoices. Tenant’s obligation to pay Landlord’s Electricity shall constitute Additional Rent and if Tenant fails to timely pay the invoices, Landlord shall have the remedies available for non-payment of Additional Rent hereunder.

26.6        During the Term, Landlord shall be solely responsible for the installation, inspection, maintenance, repair, replacement and/or relocation of the Landlord’s Power Generation Systems. Landlord shall have full access through the Demised Premises to the roof of the Building and shall have reasonable access to other areas of the Demised Premises, in each case, on reasonable prior notice, as reasonably necessary, for said purposes. In connection with any such access, Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Demised Premises.

26.7        Tenant shall not install any structures or equipment on any part of the Demised Premises that obstruct or interfere with the Landlord’s Power Generation Systems or that overshadow or shade rooftop or exterior solar arrays integral to Landlord’s Power Generation Systems, nor shall Tenant otherwise unreasonably interfere with the operation of the Landlord Power Generation Systems and the output of Landlord’s Electricity. Upon Landlord’s demand, Tenant shall cease all

34

such activities which impair or reduce the efficient operation of any of the Landlord’s Power Generation Systems or materially increase the cost to operate or maintain any of the Landlord’s Power Generation Systems. If Tenant fails to cease prohibited activities after notice thereof by Landlord, and such activities, in violation of this Section 26.7, result in the Solar Panel System producing less than the average output on a kilowatt basis over the twelve (12) month period immediately preceding the commencement of the prohibited activities, Tenant shall pay to Landlord as Additional Rent the difference between the amounts actually paid to Landlord for Landlord’s Electricity and the amounts that would have been paid if the Solar Panel System had operated at expected capacity during the period after the service of Landlord’s demand to cease such activities until the activities have ceased.

26.8        Landlord will have sole ownership of any and all of the Landlord’s Power Generation Systems that may be installed by Landlord from time to time during the Term hereof and of all renewable energy credits or certificates, including, without limitation, emission reduction credits, investment credits, production tax credits, emission allowances, green tags, and tradable renewable credits (hereinafter collectively, “RECS”) and may it its sole discretion market these at any time. Any grant, rebate, incentive payment or credit by any applicable utility, the Federal, State or Local Government or any other agency paid as a result of the design, construction and operation of the Landlord’s Power Generation Systems shall be paid to, credited to and otherwise inure to the exclusive benefit of Landlord. Tenant shall cooperate in good faith, at no cost or expense to Tenant, as reasonably necessary to enable Landlord to obtain all available RECS, incentives and rebates, including assignment to Landlord of any incentive received by Tenant in connection with and/or as a result of the Landlord’s Power Generation Systems being on the Demised Premises and, in connection therewith, shall within ten (10) days of Landlord’s demand, respond to and/or sign such authorizations and/or other documentation as is reasonably required by Landlord to obtain any rebate or subsidy available to it under applicable law.

26.9        Landlord may permanently discontinue operation of Landlord’s Power Generation Systems and shall have no further obligation to sell Tenant Landlord’s Electricity in accordance with the terms hereof (i) if Landlord determines in good faith that the continued operation of the Solar Panel System is no longer economically beneficial because of changed circumstances or regulatory requirements, or presents a danger to persons or property; (ii) if the renovation, damage, destruction or ceasing of operations at the Demised Premises eliminates or materially reduces Tenant’s need for Landlord’s Electricity so as to make continued operation uneconomical in Landlord’s good faith judgment; (iv) if a Landlord’s Power Generation System is damaged or impaired and Landlord determines that it is not economical to repair or rebuild; or if (v) Landlord is unable to legally or practically continue the sale of Landlord’s Electricity to Tenant (hereinafter collectively, “Termination Events”); provided that Landlord shall not so discontinue operation of Landlord’s Power Generation Systems unless and until Tenant is able to obtain all of its required electricity directly from Electric Utility Providers and, in the event alterations to the Demised Premises or additional equipment is required therefor, such alterations shall be performed and such equipment shall be purchased at Landlord’s sole cost and expense. If Landlord elects in its sole discretion not to terminate the sale and purchase of Landlord’s Electricity following one or more Termination Events, Landlord and/or Tenant, as applicable, shall diligently pursue the completion of any renovation and/or repair work that would permit the recommencement of the sale and purchase of Landlord’s Electricity in accordance with the terms hereof, at Landlord’s sole cost and expense.

26.10      The rights and obligations of Landlord with respect to Landlord’s Electricity, the Landlord’s Power Generation Systems or the RECS may be assigned by Landlord to any successor owner and to any mortgagee of the Landlord’s Premises without the need for Tenant’s consent and, in furtherance thereof, Tenant shall, within ten (10) days of Landlord’s demand, sign such documentation as Landlord may reasonable request to effectuate the assignment or sale of the

35

Landlord’s Power Generation Systems, the RECS or Landlord’s right to sell Tenant Landlord’s Electricity in accordance with the terms hereof.

26.11      The Landlord shall indemnify and hold Tenant harmless from and against costs and expenses resulting from: (a) any repairs to, direct or indirect harm to, or loss of Tenant’s personal property or fixtures on the Demised Premises to the extent caused by the negligence, recklessness, willful misconduct or breach of the terms of this Article 26 by Landlord or any of its contractors, agents, employees, partners, owners, subsidiaries, affiliates or invitees and not covered by Tenant’s insurance (without giving effect to any subrogation against Landlord); and (b) any loss, damage, expense or liability resulting from injury to or death of persons to the extent caused by Landlord or any of Landlord’s contractor’s, agents, employees, partners, partners, owners, subsidiaries, affiliates or invitees, except if caused by or resulting from the Tenant’s willful malfeasance or negligent acts.

26.12      Landlord and Tenant acknowledge and agree that Landlord’s Power Generation Systems are intermittent generation facilities and will not provide Tenant with an uninterrupted supply of electricity. Nothing contained in this Article 6 shall be deemed to provide any warranty or guarantee for any specific level or quantity of power produced by the Landlord’s Power Generation Systems at any given time or over the course of the Term. If Landlord’s Electricity is interrupted, Landlord will make commercially reasonable efforts to restore Landlord’s Electricity in a timely manner.

26.13      Landlord shall have the right to publish information about the installation and usage of the Landlord Power Generation Systems through any means, including press releases, published material and internet.

27.	Waiver as to Insured Losses:

27.1        Tenant and Landlord each waive all rights of recovery against the other or their respective agents, employees or other representatives, for any loss, damage or injury of any nature whatsoever to property or persons for which the Tenant or Landlord is insured, to the extent of insurance proceeds actually received on account of such loss, damage or injury.

28	Environmental Covenants:

Tenant represents, covenants, promises and agrees that:

28.1        Tenant agrees to take all requisite action to insure Tenant’s full compliance, at Tenant’s sole expense, with all applicable federal, state and local environmental laws, including, but not limited to, (i) the “Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”); (ii) the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (and including the Hazardous Discharge Site Remediation Site Act, N.J.S.A. 58:10B-1 et seq.) (collectively “ISRA”); (iii) the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11 et seq. (“Spill Act”); (iv) the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq. (“SWMA”); (v) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”); (vi) the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq. (“OSHA”); (vii) the New Jersey Underground Storage of Hazardous Substances Act, as amended, N.J.S.A. 58:10A-21 et seq. (the “Tank Act”); (viii) the New Jersey Water Pollution Control Act, as amended, N.J.S.A. 58:10A-1 et seq. (“WPCA”); (ix) the New Jersey Air Pollution Control Act, as amended, N.J.S.A. 26:2C-1 et seq. (“APCA”); and/or the rules and regulations promulgated thereunder and all federal and state laws relating to pollution of the environment, hazardous substances, air pollution, soil, hazardous waste, toxic substances, noise control, sewerage and wastewater treatment, solid waste, tidelands, navigable waters, water supply, quality and pollution, environmental rights, storm water, groundwater and waters of the United States and of New Jersey (herein referred to as “Environmental Laws”).

36

28.2        Tenant shall not use or suffer or permit the use of the Demised Premises to refine, produce, store, handle, generate, manufacture, heat, dispose of, transfer, process or transport “Hazardous Substances”, as herein defined. The term “Hazardous Substances” shall be defined for purposes of this Lease as any hazardous chemical, hazardous or toxic substance, hazardous waste, hazardous material or similar material or substance as so defined in or regulated under any Environmental Laws, including without limitation, CERCLA, ISRA, Spill Act, RCRA, OSHA, the Tank Act. “Hazardous Substances” shall not be deemed to include food items consumed by employees at the Demised Premises or cleaning products typically sold for home or office use which are stored in compliance with Environmental Laws in original containers and are used for such purposes within the Demised Premises.

28.3        Tenant shall not use or otherwise operate on the Demised Premises as a “Major Facility”, as such term is defined in N.J.S.A. 58:10-23.11b(1), or any rule or regulation promulgated thereunder.

28.4        In connection with the Tenant’s occupancy of the Demised Premises or operations within the Landlord’s Premises, if Tenant or any of Tenant's agents, servants, contractors, employees, invitees, sub-tenants or assignees cause, suffer or permit any intentional or unintentional action or omission resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of "Hazardous Substances" at the Landlord’s Premises without having obtained a permit issued by the appropriate governmental authorities, Tenant promptly shall at Tenant's own expense, prepare and submit the required plans and carry out the approved plans in accordance with the provisions of all Environmental Laws, and all other applicable federal, state or local laws, rules or regulations, using contractors reasonably satisfactory to Landlord, remedial investigation plans and remedial action plans reasonably satisfactory to Landlord (Landlord’s consent not to be unreasonably withheld or delayed). Tenant shall (i) remediate such discharge to the DEP unrestricted standard (with no requirement for Institutional or Engineering Controls as those terms are defined under applicable Environmental Laws); (ii) comply with all Environmental Laws and other applicable federal, state or local laws, rules or regulations regarding such discharge; and (iii) shall provide to Landlord copies of all correspondence, plans, reports and other documents received from or submitted to the regulatory authorities having jurisdiction over such discharge and any required remediation of such discharge.

28.5        No lien has been attached, nor shall any lien be allowed to attach to any revenues or any real or personal property owned by Tenant and located at the Demised Premises, pursuant to federal or state laws including, without limitation the Spill Act and/or CERCLA.

28.6        Tenant will furnish the New Jersey Department of Environmental Protection (“DEP”) and/or Landlord with any information which may be required by the Environmental Laws with respect to the occupancy of and operations at the Demised Premises, including information required by ISRA due to applications submitted by the Landlord from time to time all at no cost or expense to Landlord.

28.7        In the event that there shall be filed a lien resulting from the acts or omissions of Tenant or its agents, servants, contractors, employees, invitees, sub-tenants or assignees against the Demised Premises or Tenants interest therein or Tenant’s property thereon by DEP under the Spill Act or under CERCLA or under any other Environmental Law, Tenant shall within thirty (30) days from the date the Tenant is given notice of such lien or within such shorter period of time in the event that the State of New Jersey has commenced steps to cause a sale pursuant to the lien, either: (a) pay the claim and remove the lien; or (b) furnish (1) a bond satisfactory to Landlord and/or DEP in the amount of the claim out of which the lien arises, (2) a cash deposit in the amount of the claim out of which the lien arises, or (3) other security reasonably satisfactory to Landlord in an amount sufficient to discharge the claim out of which the lien arises.

37

28.8        Tenant shall not use or cause the Demised Premises to be used as an “industrial establishment”, as such term is defined in ISRA without the prior written consent of Landlord.

28.9        Tenant shall not install any underground storage tanks within or under the Landlord’s Premises.

28.10      Landlord represents, covenants, promises and agrees that it knows of no environmental conditions affecting the Landlord’s Premises which are not referenced in the Phase I Environmental Report dated January 29, 2003 prepared by EcolSciences, Inc. a true and complete copy of which has been provided to the Tenant; the said Phase I Environmental Report dated January 29, 2003 is the most recent Environmental Report known to Landlord concerning the Landlord’s Premises; the Landlord knows of no environmental air quality conditions affecting the Demised Premises and has not received any complaints or claims alleging the existence of any such conditions; and the Landlord knows of no claims that have been asserted against the Landlord’s Premises alleging the presence of Hazardous Substances in, on, or about the Landlord’s Premises.

29.	Auction Sales:

29.1        Tenant shall not conduct or permit to be conducted any sale by auction or otherwise in, upon or from the Demised Premises whether said sale be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.

30.	Holding Over:

30.1        If Tenant remains in possession of the Demised Premises or any part thereof after the expiration of the term hereof without the express written consent of Landlord, such occupancy shall at Landlord’s option constitute a trespass entitling Landlord to obtain immediate possession of the Demised Premises in addition to Landlord’s rights to recover damages under Section 30.2.

30.2        In the event Tenant shall remain in possession of the Demised Premises following the expiration of the Term, without Landlord’s written permission, all terms of this Lease shall, as applicable, continue to govern such possession, except that Tenant shall have the status of a tenant at sufferance and shall pay to Landlord, as damages for such wrongful holdover, for each month or part thereof during which said wrongful holdover continues, one hundred fifty percent (150%) of the Fixed Rent then in effect hereunder, plus all Additional Rent.

31.	Quiet Possession:

31.1        So long as this Lease is in full force and effect, Tenant shall have quiet possession of the Demised Premises for the entire term hereof, subject to all the provisions of this Lease.

32.	Sale of the Landlord’s Premises:

32.1        The term “Landlord” as used in this Lease means only the owner or landlord for the time being of the land and building of which the Demised Premises form a part, so that in the event of sale or sales of said land and premises the Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of the Landlord hereunder accruing from and after such sale and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser at any such sale, that the purchaser has assumed and agreed to carry out any and all obligations of the Landlord hereunder.

38

33.	Notices:

33.1        All notices and demands which are contemplated or permitted to be given by either party shall be in writing and shall be served upon the parties at the following addresses:

LANDLORD:

400 COMMERCE BOULEVARD, LLC

Attn: Edward Russo

570 Commerce Boulevard

Carlstadt, N.J. 07072

WITH A COPY TO:

Richard G. Berger, Esq.

Russo Development, LLC

570 Commerce Boulevard

Carlstadt, N.J. 07072

TENANT:

The Donna Karan Company, LLC

Attn: Chief Financial Officer

240 West 40th Street

New York, NY 10018

WITH A COPY TO:

The Donna Karan Company LLC

Attn: Legal Department - General Counsel

240 West 40th Street

New York, New York 10018

AND A COPY TO:

Stern Tannenbaum & Bell LLP

Attn: Stewart J. Stern, Esq.

380 Lexington Avenue

New York, New York 10168

Notices shall be served either (1) by personal service, or (2) by nationally-recognized overnight courier, such as Federal Express. Personal service shall be effective at the time of delivery in person or one day after dispatch if delivered by overnight courier service to the addressee. Either party may, from time to time, designate a different address by giving written notice to the other designating such address.

34.	Parties Bound:

34.1        The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the respective successors, assigns and legal representatives of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 17 hereof shall operate to vest any rights in any

39

successor, assignee or legal representative of Tenant and that the provisions of this Article 34 shall not be construed as modifying the conditions of limitation contained in Article 17 hereof. It is understood and agreed, however, that the covenants and obligations on the part of Landlord under this Lease accruing from and after a transfer of this Lease shall not be binding upon Landlord herein named with respect to any period subsequent to the transfer of its interest in the Demised Premises, that in the event of such transfer said covenants and obligations shall thereafter be binding upon each transferee of such interest of Landlord herein named, but only with respect to the period ending with a subsequent transfer of such interest, and that a lease of the entire interest shall be deemed a transfer within the meaning of this Article

35.	Abandoned Personal Property:

35.1        Any personal property, which shall remain in the Demised Premises or any part thereof after the expiration or termination of the term of this Lease shall be deemed to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit at the sole cost and expense of Tenant seven (7) days after written notice to Tenant. If such personal property or any part thereof shall be sold by Landlord, Landlord may receive and retain the proceeds of such sale as Landlord’s property without affecting Landlord’s rights against Tenant or resulting in any credit to Tenant from damages otherwise recoverable by Landlord.

36.	Financial Information:

36.1        In the event at any time during the term, the Landlord processes for a mortgage on the Landlord’s Premises, or desires financial information for other reasonable purposes, Tenant shall, provide up to five years of its most recent financial statements (certified if available, and if not, then certified to be true and correct by Tenant’s chief financial officer), and through its banking representative(s), make reasonable financial information concerning the Tenant, available to the Landlord and, if applicable, the credit representative of the Landlord’s mortgage lender. Such information shall be treated as confidential by the Landlord and, if applicable, the Landlord’s mortgagee.

37.	Letter of Acceptance:

37.1        Upon the Tenant’s accepting the Demised Premises and entering into possession, after Substantial Completion, as defined in Article 40, of the Landlord’s improvements pursuant to the terms and conditions hereof, the Tenant covenants and agrees that it will furnish to the Landlord a written statement that it accepts the Demised Premises, subject to latent defects and Punch List Items, and subject to the terms and conditions of this Lease.

38.	Miscellaneous Provisions:

38.1        This Lease shall not be strictly construed against either Landlord or Tenant; the captions in this Lease are for convenience only and are not a part of this Lease; except as otherwise expressly provided in this Lease and its Schedules and other attachments, the singular includes the plural and the plural includes the singular; “or” is not exclusive; a reference to any laws includes any amendment or supplement to such laws; a reference to a person or other entity includes its permitted successors and assigns; accounting provisions have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis in the United States; the words “such as,” “include,” “includes” and “including” are not limiting; except as specifically agreed upon in this Lease, any right may be exercised at any time and from time to time and all obligations are

40

continuing obligations throughout the Term, and in calculating any time period, the first day shall be excluded and the last day shall be included and all days are calendar days unless otherwise specified.

38.2        This Lease shall be construed and enforced according to the laws of the State of New Jersey.

38.3        If more than one person or entity shall sign this Lease as Tenant, the obligations set forth herein shall be deemed joint and several obligations of each such party.

38.4        If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining terms, conditions and covenants of this Lease shall not be affected thereby, and each of said terms, covenants and conditions shall be valid and enforceable to the fullest extent permitted by law.

38.5        Landlord and Tenant each warrant to the other that all consents or approvals for the execution, delivery and performance of this Lease have been obtained, that each has the right and authority to enter into and perform its covenants contained in this Lease, and that this Lease is binding upon such Party in accordance with its terms.

38.6        The provisions of this Lease which relate to periods subsequent to the expiration of the Term shall survive the expiration of the Term for the period of time indicated in each such provision. In the event a specific time period is not indicated in a particular provision, then the provision shall survive for an indefinite period of time.

38.7        This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto, and executed by, or consented to in writing by the Guarantor.

38.8        The terms and provisions of Schedules attached hereto are incorporated into and made a part of this Lease for all purposes.

38.9        This Lease may be executed in any number of counterparts, all of which shall be considered one and the same Lease notwithstanding that all parties hereto have not signed the same counterpart. The signature of any party to this Lease which is transmitted by facsimile shall be valid for all purposes. Any party shall, however, deliver an original signature of this Lease to the other party upon request.

38.10      This Lease (including all schedules hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior and contemporaneous written and oral agreements are merged herein.

38.11      This Lease and all documents relating thereto, specifically excluding the original Guaranty but including, without limitation, consents, waivers and modifications which may hereafter be executed, financial and operating statements, certificates and other information previously or hereafter furnished to Landlord, may be reproduced by Landlord by any digital, computer, photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Landlord may destroy any original document (“Master”) so reproduced. Tenant agrees and stipulates that any such reproduction is an original and shall be admissible in evidence as the Master in any judicial or administrative proceeding (whether or not the Master is in existence and whether or not such reproduction was made or preserved by Landlord in the regular course of business) and any enlargement, facsimile or further reproduction of such a reproduction shall be no less admissible.

38.12      Landlord hereby expressly waives any and all rights granted by or under any present or future laws to distrain for rent, in arrears, in advance or both, upon all goods, merchandise, removable equipment or other tangible personal property owned by Tenant which is located at the Demised Premises, or to levy or seize any of the assets of Tenant without judicial order permitting such action obtained on notice to Tenant as required by law.

41

38.13      Landlord covenants that throughout the Term and the option renewal period, if exercised, it shall not lease space within Landlord’s Premises to any pornographic or X-rated establishments nor for sale or display of pornographic material, or for live-nude or semi-nude performances, nude modeling, rap sessions, or as a so-called 'rubber goods' store, or as a sex club of any sort, or as a massage parlor, gambling or gaming establishment, medical or psychiatric offices or a medical care clinic, or any immoral or illegal purpose.

39.	Rules and Regulations:

39.1        Tenant shall comply with the Rules and Regulations as reasonably adopted, amended and repealed by the Landlord from time to time for the use, operation and occupancy of the Landlord’s Premises. A copy of the Rules and Regulations currently in effect on the date of this Lease is annexed hereto and incorporated herein by reference as Schedule “F.” A breach of the Rules and Regulations shall be a breach of this Lease. Landlord shall give the Tenant notice of the future adoption, amendment or repeal of Rules and Regulations, and same shall be binding upon Tenant and shall be deemed incorporated herein thirty (30) calendar days after service upon the Tenant.

40.	Allowance Improvements:

40.1        As part of the Tenant’s Improvements, the Landlord shall provide to Tenant a monetary allowance in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (hereinafter referred to as the “Allowance Amount”) for the installation of interior improvements in the Demised Premises including, but not limited to new carpet, paint, replacement of ceiling tiles, office layout modifications, construction of a restroom on the second floor mezzanine and refurbishment of restrooms on the first floor (the “Allowance Improvements”). The plans and specifications for the Allowance Improvements shall be completed by the architectural staff of Landlord’s affiliate, Russo Development, LLC (“Russo Development”), with the consultation of and approval of Tenant. Tenant shall review and consent to plans and specifications for the Allowance Improvements within twenty (20) business days after submission for approval. Landlord and Tenant shall cooperate to insure that all plans and specifications for the Allowance Improvements are completed and approved no later than December 1, 2011.

40.2        Tenant understands and agrees that the Allowance Amount set forth in Section 40.1 of this Lease does not represent a guarantee, representation or estimate of the total cost of the work for which allowances are granted. All work and materials installed for the improvements paid for by the Allowance Amount (the “Allowance Improvements”) shall be performed by the Landlord utilizing Russo Development as its Construction Manager at “Landlord’s Cost” as defined below; provided that work in respect of Tenant Improvements not paid for from the Allowance Amount may, at Tenant’s option, be performed by Tenant using a third party contractor (subject to Landlord’s reasonable approval of such contractor as herein provided). Prior to commencement of each phase of Allowance Improvements, the Landlord shall provide the Tenant with a detailed breakdown of the estimated cost (hereinafter referred to as a “Landlord Cost Breakdown”) plus a ten (10%) percent markup for profit and a ten (10%) percent markup for overhead for all work done by Russo Development and its affiliates directly, and five (5%) percent markup for profit and a five (5%) percent markup for overhead for work subcontracted to unaffiliated contractors of Russo Development, but supervised by Russo Development as the Landlord’s Construction Manager (collectively the “Landlord’s Costs”);provided that, if Tenant elects to utilize a third party contractor for any Tenant’s Improvements not paid for by the Allowance Amount, Landlord shall not be entitled to any profit, overhead or other payment in respect thereof. The Landlord’s Costs shall be commercially reasonable and shall be negotiated by the Landlord and the Tenant in good faith. The Landlord’s Costs shall not

42

include any overtime costs necessary to meet the Substantial Completion Date, unless such overtime is required due solely to changes in the Allowance Improvements or the scheduling of the Allowance Improvements requested by Tenant. The parties shall agree upon the Landlord’s Cost and the Tenant shall provide written approval of the Landlord’s Cost before the Landlord is obligated to commence the applicable phase of the Allowance Improvements. All permit fees paid by the Landlord for the Allowance Improvements shall be added to the Landlord’s Cost without markup for profit or overhead. All design work completed by the Landlord’s or Russo Development’s consultants for the Allowance Work shall be added to the Landlord’s Costs without markup for profit or overhead. All costs for architectural design work completed by Russo Development’s in-house architectural staff will be completed at no cost to the Tenant and will not be added to the Landlord’s Cost.

40.3        If the aggregate Landlord’s Cost for completion of all of the Allowance Improvements exceeds the Allowance Amount provided for in this Lease (such excess being referred to as the “Excess Landlord’s Cost”), the Tenant shall pay the Excess Landlord’s Cost to Landlord within thirty (30) days after Substantial Completion of all Allowance Improvements. In the event of Tenant’s default in this obligation, Landlord shall have all of the same remedies afforded under this Lease in the case of a default in payment of Rent. Similarly, in the event that the Allowance Amount exceeds the Landlord’s Cost, then the Landlord shall refund the balance due to the Tenant within thirty (30) days from Substantial Completion of the Allowance Improvements.

40.4        The Allowance Improvements shall be deemed “Substantially Complete” and the “Substantial Completion Date” shall be the date on which (a) the Russo Development’s architect has certified in a writing served upon Tenant that Landlord has completed the Allowance Improvements, other than Punchlist Items (as defined below) and (b) Landlord has delivered to Tenant a conditional or temporary occupancy certification from the New Jersey Meadowlands Commission and a conditional or temporary certificate of occupancy from the Borough of Carlstadt allowing the Tenant to enter into possession of the Demised Premises subject only to completion of Punch List Items (as hereinafter defined).

40.5        Not less than five (5) business days prior to the Substantial Completion Date, Landlord shall furnish Tenant with a detailed punch list of minor items, which will not be completed by the Substantial Completion Date and which will not materially or adversely interfere with the Tenant’s use and occupancy of the Demised Premises for its normal business operations (the “Punch List”). Tenant shall have the right to supplement the Punch List for a period of sixty (60) days after the Substantial Completion Date. The Punch List shall not include the repair of any items that are damaged solely as a result of actions of Tenant, its employees, agents, invitees or contractors. Landlord shall promptly after Substantial Completion complete the work on the Punch List as soon as reasonably possible. Landlord and Tenant shall work together in good faith to prepare and agree upon the Punch List; provided, however, in the event the parties cannot agree on any item to be included or not included on the Punch List within ten (10) days of the identification of such item, then the determination of whether or not such item should be included in the Punch List shall be made by an independent architect selected by mutual agreement of Landlord and Tenant or, if the parties cannot agree on the selection of an architect, then the architect shall be assigned by the Assignment Judge of the Superior Court of New Jersey in Bergen County. Work included on the Punch List shall be performed without unreasonably interfering with Tenant’s business operations at the Demised Premises. Landlord agrees to diligently pursue completion of all items on the Punch List within thirty (30) days after preparation of such Punch List or, if any such items cannot reasonably be expected to be corrected within such thirty (30) day period, then Landlord shall commence such correction and diligently pursue it to completion in no event later than one hundred twenty (120) days thereafter.

43

40.6        Promptly after agreement on the plans and specifications for the Allowance Improvements and receipt of all permits necessary for the construction of the Allowance Improvements (which Landlord will file for promptly), Landlord shall commence performance thereof, shall diligently and without delay prosecute such work to completion, and shall deliver the Demised Premises to Tenant with all Allowance Improvements complete within three months after commencement of work (i.e., by May 1, 2012 if Landlord can commence work on January 1, 2012 or June 1, 2012 if Landlord can commence work on February 1, 2012), subject to extension for changes in the Allowance Improvements requested by Tenant. The Allowance Improvements shall be performed in a good and workmanlike manner in accordance with the plans and specifications agreed to by Landlord and Tenant and shall comply with all legal requirements.

41.	Option to Renew:

41.1        Tenant shall have the right to renew its lease for the Demised Premises for one (1) ten (10) year period by providing Landlord with written notice not less than twelve (12) calendar months prior to the Termination Date, provided and on the condition that the Tenant delivers the written consent of the Guarantor to the extension of the Term of the Lease with the notice of Tenant’s exercise of the Option to Renew. TIME FOR NOTICE OF EXERCISE OF TENANT’S OPTION IS HEREBY DECLARED TO BE OF THE ESSENCE, and a failure to provide timely notice shall operate as an irrevocable waiver of all rights under this Section 41.1.

41.2        The initial base rent for the first year of renewal option period shall be the greater of: (i) the Fixed Rent set forth on Schedule B-1 annexed hereto or made a part hereof; or (ii) ninety-five percent (95%) of the then-prevailing Fair Market Rental Rate (“FMRR”), and such amount shall increase by 3% each year. The FMRR shall take into account all relevant factors, including without limitation, the financial strength of the Tenant, and comparable leases (on the basis of factors such as, but not limited to, size and location of space and the term of the lease), if any, recently executed for space in other buildings in the Pertinent Market which are comparable to the Demised Premises in reputation, quality, age, size, location and quality of services provided, and the fact that landlord will not be required to provide any allowances or free rent or to pay a brokerage commission. For the purposed hereof, “Pertinent Market” shall mean within ten (10) miles of the location of the Demised Premises. If Landlord and Tenant do not agree on the FMRR within thirty (30) days of Tenant’s notice that it has exercised its option, the FMRR shall be determined by arbitration before a single arbitrator who shall be a real estate broker who is a licensed appraiser in New Jersey with at least fifteen (15) years of relevant prior experience and who is actively involved in commercial real estate transactions within the Pertinent Market. The arbitrator shall be selected by mutual agreement of the parties within twenty (20) days after the expiration of such 30-day negotiation period, or, if the parties cannot agree on the selection of an arbitrator, then the arbitrator shall be assigned by the Assignment Judge of the Superior Court of New Jersey in Bergen County. The arbitration shall be conducted in accordance with the Commercial Arbitration, expedited procedures then utilized and in effect with the American Arbitration Association (AAA), although it shall not be conducted before the AAA. The Arbitrator shall render a written decision within not more than forty-five (45) days after submission.

41.3        Except as to the amount of Fixed Rent, all of the other terms, covenants, conditions and agreements set forth in this Lease shall apply to all renewal terms; except that there shall be no further options to renew this Lease.

42.	Incorporation of Recitals.

42.1.       The recitals set forth in this Lease are hereby incorporated into this Lease.

44

IN WITNESS WHEREOF, Landlord and Tenant have executed or caused to be executed, these presents, as of the date first hereinabove set forth.

Signed, Sealed and Delivered	400 COMMERCE BOULEVARD, LLC
in the Presence of:

By:
Edward Russo, Manager

ATTEST:	THE DONNA KARAN COMPANY, LLC

By:

45

Schedule “A”

Lease Plan

46

Schedule “B”

Fixed Rent During Initial Term

Total SF:	197,445

Lease Year	Rent PSF	Annual Rent	Monthly Rent
May 1, 2012 - April 1, 2013 *	$7.25	$1,312,186.56	$119,289.69
May 1, 2013 - December 31, 2013 **	$7.25	$954,317.50	$119,289.69
January 1, 2014 - April 30, 2014 ***	$7.50	$493,612.50	$123,403.13
May 1, 2014 - April 30, 2015	$7.50	$1,480,837.50	$123,403.13
May 1, 2015 - April 30, 2016	$7.50	$1,480,837.50	$123,403.13
May 1, 2016 - April 30, 2017	$8.00	$1,579,560.00	$131,630.00
May 1, 2017 - April 30, 2018	$8.00	$1,579,560.00	$131,630.00
May 1, 2018 - April 30, 2019	$8.00	$1,579,560.00	$131,630.00
May 1, 2019 - April 30, 2020	$8.00	$1,579,560.00	$131,630.00
May 1, 2020 - April 30, 2021	$8.50	$1,678,282.50	$139,856.88
May 1, 2021 - April 30, 2022	$8.50	$1,678,282.50	$139,856.88
May 1, 2022 - April 30, 2023	$8.50	$1,678,282.50	$139,856.88
May 1, 2023 - April 30, 2024	$8.50	$1,678,282.50	$139,856.88
		$18,753,161.56

* Rent charged on 11 of 12 months for the first lease year

** Indicates an eight month lease period

*** Indicates a four month lease period

47

Schedule “B-1”

Fixed Rent For Option Term Unless FMRR Applies

Total SF:	197,445

Lease Year	Rent PSF	Annual Rent	Monthly Rent
May 1, 2024 - April 30, 2025	$9.50	$1,875,727.50	$156,310.63
May 1, 2025 - April 30, 2026	$9.50	$1,875,727.50	$156,310.63
May 1, 2026 - April 30, 2027	$9.50	$1,875,727.50	$156,310.63
May 1, 2027 - April 30, 2028	$10.00	$1,974,450.00	$164,537.50
May 1, 2028 - April 30, 2029	$10.00	$1,974,450.00	$164,537.50
May 1, 2029 - April 30, 2030	$10.00	$1,974,450.00	$164,537.50
May 1, 2030- April 30, 2031	$10.00	$1,974,450.00	$164,537.50
May 1, 2031 - April 30, 2032	$10.50	$2,073,172.50	$172,764.38
May 1, 2032 - April 30, 2033	$10.50	$2,073,172.50	$172,764.38
May 1, 2033 - April 30, 2034	$10.50	$2,073,172.50	$172,764.38
May 1, 2034 - April 30, 2035	$10.50	$2,073,172.50	$172,764.38
Total Rent for Renewal Term		$21,817,672.50

48

Schedule “C”

Routine Landlord Maintenance

1.	HVAC Systems: Landlord shall enter into a maintenance contract for all HVAC equipment and systems including, but not limited to, unit heaters, rooftop package heating/cooling systems, and exhaust fans. The maintenance contract shall require that all systems be inspected, maintained and repaired approximately four (4) times each year.

2.	Material Handling Systems: Landlord shall enter into a maintenance contract for all dock levelers, dock seals, loading doors and other loading accessories. The maintenance contract shall require that all equipment be inspected, lubricated, adjusted, cleaned and otherwise maintained and repaired approximately two (2) times each year.

3.	Exterior Walls: Landlord’s maintenance to the exterior brick walls may include the application of a waterproofing material such as Prime-a-Pel or an equivalent substitute, if and as needed, approximately one (1) time every five (5) years. Landlord’s maintenance to the exterior block walls may include the application of a paint and waterproofing material, if and as needed, approximately one (1) time every five (5) years. All exterior caulking shall be removed and replaced, if and as needed, approximately one (1) time every ten (10) years. The work described in this paragraph 3 was last completed in June of 2007.

4.	Parking & Loading Areas: All paved areas may be resurfaced, if and as needed, approximately once every ten (10) years. This work may include, but not be limited to, the removal and replacement of approximately two (2”) inches of fine aggregate top course asphalt, and removal and replacement of concrete aprons, curbs, sidewalks, and brick pavers. This work was last completed in June of 2009.

5.	Elevators: All elevators may be inspected, maintained, and repaired as needed, approximately two (2) times each year.

6.	Exterior Signage: All non-masonry components of the exterior signage may be inspected, maintained and repaired as needed, approximately one (1) time every year.

7.	Exterior Lighting: All exterior site lighting may be inspected regularly to insure that fixtures are operating properly. All light bulbs may be inspected and replaced as needed, approximately once per year and all and ballasts shall be inspected and replaced as needed, approximately one (1) time every two (2) years.

8.	Stormwater Management: All stormwater management improvements including, but not limited to, detention basins, water quality basins, StormceptorsTM, sand filters, catch basins, and trench drains may be inspected, cleaned and repaired once every six (6) months.

9.	Landscaping: The Landlord shall contract to have all landscaped areas maintained at least one (1) day per week during the growing season (approximately April through November). This work shall consist of: (i) mowing, fertilizing, and irrigation of all lawn areas; (ii) placement of mulch and “annual” plants in landscaped beds; (iii) pruning, spraying, and other pest control for trees, shrubs, and perennials; (iv) general cleanup of the Demised Premises.

49

10.	Snowplowing: The Landlord will contract to have all paved areas and sidewalks snowplowed when accumulations exceed one (1) inch and salted whenever icy conditions exist.

50

Schedule “D”

Restoration at the end of the Lease Term

As part of its obligation to maintain the Demised Premises and to restore it to substantially its original condition subject to the passage of time, at Tenant’s sole cost and expense, prior to the Termination Date, and without limiting the terms of the Lease, the Tenant shall be responsible for the following items in connection with the restoration of the Demised Premises (the “Restoration Work”). All Restoration Work to be completed by Tenant shall be at Tenant’s sole cost and expense. All Restoration Work to be completed by Landlord shall be deducted from Tenant’s Security Deposit, provided that if the cost of the Restoration Work completed by Landlord exceeds Tenant’s Security Deposit, Tenant shall pay the difference to Landlord within thirty (30) days of Landlord’s invoice for said work. The provisions of this section shall survive the expiration of the Lease Term.

1.	Tenant shall completely remove all material handling systems and equipment including, but not limited to, racking, pallets, fencing, conveyor systems, pump jacks, and forklifts. All anchor bolts installed in the warehouse floor shall be removed and the resulting penetrations shall be caulked with a Landlord approved epoxy material such as Euclid-500 or and equivalent material. All structural supports suspended from the roof frame to support material handling equipment shall also be completely removed.

2.	Tenant shall remove all its personal property including, but not limited to furniture, equipment, racking systems, material handling equipment, files, decorations, plants, throw rugs, and computers.

3.	Tenant shall replace any damaged or missing ceiling grid and ceiling tiles. All walls, doors, door hardware, cabinets, counters, wall coverings, and tile floors shall be in good working order and condition. All kitchen systems and all bathroom systems including, but not limited to, pipes within the demised premises, urinals, toilets, showers, lavatories, lockers, mirrors, and accessories shall be in good working order and condition.

4.	Tenant shall replace all light bulbs, ballasts, lenses and other accessories for light fixtures throughout the entire warehouse and office areas of the Demised Premises that are not in good working order and condition. This includes the obligation of Tenant to pay Tenant’s Proportionate Share of replacement of such items in all light fixtures on the exterior of the Building. All electric circuits, switches, conduit and other electrical systems shall be in good working order and condition. There shall be no exposed wiring, open junction boxes, and missing outlet and/or switch covers.

5.	Tenant shall remove all in-rack sprinkler systems including system acquired from previous tenant, if any, and restore the sprinkler system to its original configuration as delivered to Tenant at the Commencement Date.

Upon Tenant’s vacation of the Demised Premises, but prior to the Termination Date, Landlord shall inspect the Demised Premises to determine if Tenant has not completed any Restoration Work. Landlord shall provide Tenant with a list of all outstanding Restoration Work, including a cost estimate for each item, within seven (7) days of Landlord’s inspection. Landlord shall complete all outstanding Restoration Work, including but not limited to the following items, at Tenant’s sole cost and expense:

51

1.	Landlord shall repair all exterior sidewalks, curbs, and paved areas that are in need of repair or have been damaged by Tenant, its subtenants, employees, agents, invitees and contractors during Tenant’s occupancy of the Demised Premises.

2.	Landlord shall repair and/or replace all dock seals, dock bumpers, loading doors and levelors that have been damaged by Tenant since Landlord’s last routine maintenance inspection, which shall be provided to Tenant promptly after receipt by Landlord. .

3.	Landlord shall paint all exterior railings and other exposed steel surfaces, if required.

4.	Landlord shall clean the entire warehouse floor with a ride-on scrubbing machine.

5.	Landlord shall repair all large penetrations and other areas in warehouse floor, including construction/control joints, which have been materially damaged by forklift traffic, acids leaking from forklift batteries or otherwise by removing and replacing these areas in accordance with Landlord’s specification.

52

Schedule “E”

Limited Guarantee of Lease

In consideration of, and as the material inducement for the granting, execution and delivery of a certain Lease dated as of ________________, 2011, (hereinafter called the “Lease”) by 400 COMMERCE BOULEVARD, LLC, a limited liability company of the State of New Jersey (hereinafter called the “Landlord”), to THE DONNA KARAN COMPANY LLC, a limited liability company of the State of Delaware (hereinafter called the “Tenant”), and in further consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration paid by the Landlord to the undersigned, the receipt whereof is hereby acknowledged, the undersigned, (hereinafter called the “Guarantor”), hereby guarantees to the Landlord, its successors and assigns, the full and prompt payment of all Fixed Rent, Supplemental Rent, Additional Rent and any and all other sums and charges payable by the Tenant, its successors and assigns, under said Lease including, without limitation, monetary damages arising from a breach of the Lease by Tenant, its successors and assigns, and the full performance and observance of all the monetary or financial covenants therein provided to be performed and observed by the Tenant, its successors and assigns, pursuant to the Lease, and the Guarantor hereby covenants and agrees with the Landlord, its successors and assigns, that if default shall at any time be made by the Tenant, its successors and assigns, in the payment of any such Fixed Rent, Supplemental Rent, or Additional Rent or other sums payable by the Tenant under said Lease, or in the performance of any of the monetary or financial covenants contained in the said Lease, the Guarantor will, if said default remains uncured after notice to Tenant and expiration of the applicable cure period under the Lease after thirty (30) days written notice to Guarantor forthwith pay such Fixed Rent, Supplemental Rent, or Additional Rent or other sums to the Landlord, its successors and assigns, and any arrears thereof, and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and provisions, and will forthwith pay to the Landlord all reasonable and foreseeable damages, as set forth in the Lease, that may arise in consequence of any default beyond applicable notice and grace periods by the Tenant, its successors and assigns, under said Lease, including reasonable attorneys’ fees incurred by Landlord because of said default, pursuant to the terms and conditions as set forth in the Lease.

Notwithstanding anything to the contrary in this Guaranty or in the Lease, the total liability of the Guarantor hereunder shall never in any case exceed and shall be and is strictly limited to a maximum sum of Six Million and 00/100 ($6,000,000.00) Dollars.

This Guaranty is a guaranty of payment of all monetary obligations of the Tenant, its successors and assigns, under the Lease. It shall be enforceable against the Guarantor, its successors and assigns, without the necessity of any suit or proceedings on the Landlord’s part of any kind or nature whatsoever against the Tenant, its successors and assigns, and without the necessity of any notice of non-payment, non-performance or non-observance of any notice of acceptance of this Guaranty except the written notice required by this Agreement and the Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall in no way be terminated, affected or impaired by reason of the assertion or the failure to assert by the Landlord against the Tenant of any of the rights or remedies reserved to the Landlord pursuant to the provisions of the said Lease. Notwithstanding anything to the contrary Guarantor shall have all defenses, right and remedies of Tenant under the Lease.

This Guaranty shall be a continuing Guaranty, for and during the original term and, provided that Guarantor has consented to a renewal term or terms, any renewal term or terms of the foregoing

53

Lease. The liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment, or modification of the Lease provided that Guarantor has consented in writing to such assignment or modification of the Lease, or any dealings or transactions occurring between Landlord and Tenant, or any bankruptcy, insolvency, reorganization, liquidation, arrangement, assignment for the benefit of creditors, receivership, trusteeship or similar proceeding affecting Tenant, whether or not notice thereof is given. In the event of: (i) the sale, transfer or hypothecation of the assets, stock or other means of Guarantor’s controlling interest of Tenant by Guarantor; or (ii) any assignment or transfer of the Lease Landlord shall not unreasonably withhold its consent to an assignment of this Guaranty to, and the assumption of this Guaranty by a business entity which in the Landlord’s reasonable judgment is a reasonable substitute for the Guarantor considering both the reputation and financial capacity of the proposed substitute Guarantor; and upon any such assignment and assumption by such an entity, Landlord shall release the undersigned Guarantor from further liability hereunder and shall look solely to the assignee for performance of this Guaranty.

Until all the covenants and conditions regarding the payment of Fixed Rent, Supplemental Rent and/or Additional Rent in said Lease on Tenant’s part to be performed and observed are fully performed and observed, Guarantor shall have no right of subrogation against Tenant by reason of any payments or acts of performance by the Guarantor, in compliance with the obligations of the Guarantor hereunder.

All of the Landlord’s rights and remedies under the said Lease or under this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy therein or herein contained is to be in exclusion of or a waiver of any of the others.

No delay on the part of Landlord in exercising any right, power or privilege under this Guaranty or failure to exercise the same shall operate as a waiver of, or otherwise affect any such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

No waiver or modification of any provision of this Guaranty or the Lease shall be effective unless in writing and signed by Landlord and Guarantor, nor shall be chargeable to and paid by the Guarantor.

The Guarantor irrevocably consents to jurisdiction and venue of any cause of action arising under or relating to the said Lease and/or this Guaranty solely and exclusively in the state or federal courts of New Jersey. The Guarantor hereby irrevocably consents and agrees to transfer of any such action pending in any other jurisdiction to the state or federal courts in New Jersey. The Guarantor agrees that service of process in the same manner as provided herein for service of notices shall be sufficient to obtain in personam jurisdiction over the Guarantor in any action instituted by Landlord to enforce this Guaranty in the state or federal courts of New Jersey.

Any notice to or demand of Guarantor hereunder shall be delivered by hand or reputable overnight courier service, mailed by certified or registered mail, to Guarantor at 22, avenue Montaigne, 75008 Paris, Attention: General Counsel with a copy to LVMH Moet Hennessy Louis Vuitton Inc., 19 East 57th Street, New York, New York 10022 Attention: General Counsel or to such other address within the United States as Guarantor shall furnish in writing to Landlord. Any such notice or demand shall be deemed to have been given on the date of receipted delivery or refusal to accept delivery as

54

provided herein or the date delivery is first attempted but cannot be made due to a change of address of which no notice was given

GUARANTOR AND LANDLORD EACH HEREBY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE, ARISING ON, UNDER OR BY REASON OF OR RELATING TO, THIS GUARANTY OR ANY AGREEMENT COLLATERAL HERETO.

This Agreement is entered into in the State of New Jersey and shall be governed and construed according to the laws of the State of New Jersey.

IN WITNESS WHEREOF, the Guarantor has hereunto set its hand and seal this __ day of November, 2011.

WITNESS:	LVMH MOET HENNESSY LOUIS VUITTON S.A.

By:

ACKNOWLEDGMENT:

State of	)
) SS.
County of	)

On this _____ day of ______________, 2011,

_____________________________________________, personally came before me and stated to my satisfaction that this person:

(a) was the maker of the attached instrument;

(b) was authorized to and did execute this instrument as _________________________ of LVMH MOET HENNESSY LOUIS VUITTON, S.A., the entity named in this instrument; and

(c) the seal affixed to the said instrument is such entity seal and it was so affixed by Resolution/Order of the of the Members/Board of Directors of said entity;

(d) executed this instrument as the act of the entity named in this instrument.

Notary Public

55

Schedule “F”

Rules and Regulations

1.	Tenant will undertake a general maintenance program, either through its own employees or outside contractors, for general and periodic window cleaning for the Demised Premises, when necessary.

2.	Tenant shall not permit debris, paper or other waste from accumulating in the parking lot, landscape or open space areas as a result of actions of Tenant. If Tenant is not keeping the exterior of the Demised Premises free from such waste and refuse in Landlord’s reasonable judgment, Landlord shall contract for the routine cleanup of this area at the sole cost and expense of Tenant.

3.	Tenant shall, at all times, supply sufficient heat to assure that the Demised Premises is kept at a temperature greater than fifty (50) degrees Fahrenheit.

4.	All movable material handling equipment in the warehouse area shall use only soft, rubber wheels and no such equipment shall use hard rubber, steel, or plastic wheels.

5.	Tenant agrees that it will supply the names, addresses and telephone numbers of at least two (2) representatives of Tenant who can be contacted in the event of an emergency. Tenant will keep such “emergency list” current.

6.	Any loading equipment installed/replaced by Tenant at the Demised Premises shall be as follows:

Loading Doors:

All new loading doors shall be manual, vertical lift insulated steel sectional doors as manufactured by Fimbel Door Corporation or an approved equivalent manufacturer to include the following:

1.	Full perimeter weatherseals
2.	2” thick foam in place insulated sections
3.	Inside slide locks
4.	One (1) 20” x 5” vision lite
5.	Color to be factory prefinished white.

Dock Levelers:

All new dock levelers shall be 6’0” x 8’0”, 35,000 lbs. capacity mechanical dock levelors manufactured by Rite-Hite Corporation

Dock Seals:

All new dock seals for 8’0” x 8’0” openings shall be Frommelt Model ATP 791 painted black. All new dock seals for any other size opening shall be Frommelt Model ATP 793 with adjustable, pull-rope curtain headers and overlapping 8” Armor Pleats on side pads and head curtain.

56

7.	Any roofing system which may be installed by the Tenant at the Demised Premises shall be to the following specification:

Carlisle Golden Seal Total Roofing System:

All new roofing systems shall be a fully adhered single-ply .060 mil EPDM roof as manufactured by Carlisle, Firestone or an equivalent manufacturer. The roof membrane and insulation shall have a warranty from the roof manufacturer for a period of no less than ten (10) years.

Upon notice by Landlord to Tenant of a breach of any of the Rules and Regulations Tenant shall, within five (5) days thereafter, comply with such rule and regulation and in the event Tenant shall not comply, then Landlord may at its discretion either: (i) cure such condition and add any reasonable cost and expense incurred by the Landlord therefore to the next installment of Additional Rent due under the Lease; or (ii) treat such failure on the part of the Tenant to remedy such condition as a material breach of the Lease on the part of the Tenant.

57